Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

DATED AS OF JUNE 2, 2021

BY AND BETWEEN

FIRST FOUNDATION INC.

AND

TGR FINANCIAL, INC.

EXHIBIT A	Form of Company Voting Agreement

EXHIBIT B	Form of Non-Solicitation, Non-Competition and Confidentiality Agreement

EXHIBIT C	Form of First Foundation Voting Agreement

EXHIBIT D	Form of Bank Merger Agreement

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of June 2, 2021 (this “Agreement”), by and between First Foundation Inc., a Delaware corporation (“First Foundation”), and TGR Financial, Inc., a Florida corporation (the “Company”).

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Florida Business Corporation Act (the “FBCA”), the Company will merge with and into First Foundation (the “Merger”), with First Foundation as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”).

WHEREAS, immediately following the Merger, First Florida Integrity Bank, a Florida state-chartered bank and wholly-owned subsidiary of the Company (“Company Bank”), will merge with and into First Foundation Bank, a California state-chartered bank and wholly-owned subsidiary of First Foundation (“First Foundation Bank”), with First Foundation Bank as the surviving bank (the “Bank Merger”).

WHEREAS, the respective boards of directors of each of First Foundation and the Company have determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of their respective companies and their respective shareholders, as applicable, and have approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, all upon the terms and subject to the conditions set forth herein.

WHEREAS, it is the intention of the parties to this Agreement that the Merger be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations.

WHEREAS, as a material inducement to First Foundation to enter into this Agreement, and simultaneously with the execution of this Agreement, (i) each member of the board of directors and certain officers and shareholders of the Company have entered into a Voting Agreement, substantially in the form attached hereto as Exhibit A (collectively, the “Company Voting Agreements”), pursuant to which each such Person has agreed, among other things, to vote all shares of Company Capital Stock owned by such Person in favor of this Agreement and the transactions contemplated hereby; and (ii) each member of the board of directors and certain officers of the Company have entered into a Non-Solicitation, Non-Competition and Confidentiality Agreement, substantially in the form attached hereto as Exhibit B (collectively, the “Non-Solicitation Agreements”), pursuant to which each such Person has agreed, among other things, to restrict such Person’s activities following the Merger.

WHEREAS, as a material inducement to the Company to enter into this Agreement, and simultaneously with the execution of this Agreement, each member of the board of directors and certain officers of First Foundation have entered into a Voting Agreement, substantially in the form attached hereto as Exhibit C (collectively, the “First Foundation Voting Agreements”), pursuant to which each such Person has agreed, among other things, to vote all shares of First

Foundation Common Stock owned by such Person in favor of (i) this Agreement and the transactions contemplated hereby, and (ii) the approval of the issuance of shares of First Foundation Common Stock in connection with the Merger as contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties to this Agreement agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

I.01Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” means (A) any proposal, offer or inquiry with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries that if consummated, would result in any Person (or the shareholders of any Person) owning 10% or more of the total voting power of the Company or the surviving entity in a merger involving such party or the resulting parent company of such surviving entity and (B) any proposal or offer to acquire in any manner, directly or indirectly, 10% or more of the total voting power of any class of equity securities of the Company or those of any of its Subsidiaries or 10% or more of the Company’s consolidated total assets (including equity securities of its Subsidiaries), in each case other than the transactions contemplated by this Agreement.

“Adjusted Tangible Common Equity” means the Company’s total shareholders’ equity (i) excluding intangible assets, (ii) excluding preferred stock, (iii) excluding accumulated other comprehensive income or loss, (iv) adding back all amounts to be paid by the Company in connection with the cancellation of Company Options pursuant to Section 3.07(a); (v) adding back all severance payments made or to be made by the Company to or in respect of those Employees who are not executive officers of the Company and who will not be Continuing Employees; and (vi) adding back up to $11,786,000 in Merger Related Expenses not covered by subpart (iv) or (v) of this definition incurred by the Company prior to the Closing Date (with respect to clauses (iv), (v) and (vi), on a tax-adjusted basis to the extent there was a tax benefit recorded by the Company as a result of the incurrence of such expense); provided that “total shareholders’ equity,” “intangible assets” and “accumulated other comprehensive income or loss” shall each be calculated in accordance with GAAP and the Company Financial Statements.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“ALLL” has the meaning set forth in Section 5.03(y).

“Appraisal Statutes” has the meaning set forth in Section 3.01(d).

“Bank Merger” has the meaning set forth in the recitals.

“Bank Merger Agreement” has the meaning set forth in Section 2.03.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 5.03(e).

“Benefit Plans” has the meaning set forth in Section 5.03(m)(i).

“Book-Entry Shares” means shares of Company Capital Stock held in book-entry form immediately prior to the Effective Time.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U. S. Government or any day on which banking institutions in the State of California are authorized or obligated to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended.

“Cause,” for the purposes of Section 6.12(b), has the meaning set forth such Section.

“Certificate” means any certificate which immediately prior to the Effective Time represented shares of Company Capital Stock.

“CFC” means the California Financial Code, as amended.

“Change in Recommendation” has the meaning set forth in Section 6.02(a).

“CGCL” means the California General Corporation Law.

“Closing” and “Closing Date” have the meanings set forth in Section 2.02.

“Closing Financial Statements” has the meaning set forth in Section 6.21.

“Code” has the meaning set forth in the preamble to this Agreement.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Articles” means the Articles of Incorporation of the Company, as amended.

“Company Bank” has the meaning set forth in the recitals.

“Company Bank Board” means the Board of Directors of Company Bank.

“Company Board” means the Board of Directors of the Company.

“Company Bylaws” means the Bylaws of the Company, as amended.

“Company Common Stock” means the common stock, $1.00 par value per share, of the Company.

“Company Capital Stock” means the Company Common Stock and Company Preferred Stock.

“Company Equity Plans” means the Company Amended and Restated Officers’ and Employees’ Stock Option Plan and the Company Amended and Restated Directors’ Stock Option Plan.

“Company Financial Statements” has the meaning set forth in Section 5.03(g)(i).

“Company Group” means any or all of the Company and its Subsidiaries or any predecessor of or any successor to any or all of the Company and its Subsidiaries (or to another such predecessor or successor). References herein to the Company Group shall be deemed to refer to both the Company Group as a whole and to each individual member thereof, as well as to groups comprising some, but not all, of the Company and its Subsidiaries.

“Company IT Systems” has the meaning set forth in Section 5.03(t)(iii).

“Company Loan Property” has the meaning set forth in Section 5.03(o).

“Company Meeting” has the meaning set forth in Section 6.02(a).

“Company NQDP” has the meaning set forth in Section 5.03(m)(vii).

“Company Options” means options to acquire Company Common Stock.

“Company Preferred Stock” means the Series A Nonvoting Convertible Preferred Stock, $1.00 par value per share, of the Company.

“Company Shareholder Approval” means the approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, each voting as a separate class.

“Company Voting Agreements” has the meaning set forth in the recitals.

“Company 401(k) Plan” has the meaning set forth in Section 6.12(c).

“Confidentiality Agreement” has the meaning set forth in Section 6.07(g).

“Continuing Employees” has the meaning set forth in Section 6.12(a).

“Control Transaction” has the meaning set forth in Section 8.02(b).

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the CARES Act.

“Criticized Loans” has the meaning set forth in Section 5.02(r)(iv).

“Delaware Certificate of Merger” has the meaning set forth in Section 2.02.

“Derivatives Contract” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivatives Contract” shall not include any Company Options.

“Determination Date” has the meaning set forth in Section 8.01(i).

“Determination Period” has the meaning set forth in Section 8.01(i).

“DFPI” means the California Department of Financial Protection and Innovation.

“DGCL” has the meaning set forth in the recitals.

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“Dissenting Shares” has the meaning set forth in Section 3.01(d).

“DOL” has the meaning set forth in Section 5.03(m)(i).

“Effective Time” has the meaning set forth in Section 2.02.

“Employees” has the meaning set forth in Section 5.03(m)(i).

“End Date” has the meaning set forth in Section 8.01(c).

“Environmental Consultant” has the meaning set forth in Section 6.25(a).

“Environmental Laws” has the meaning set forth in Section 5.03(o).

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“Equity Investment” means (a) an Equity Security; (b) an ownership interest in any company or other entity or a membership interest that includes a voting right in any company or other entity; and (c) any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and formal guidance issued thereunder.

“ERISA Affiliate” means any entity considered to be a single employer with the Company under Section 4001(b)(1) of ERISA or Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.02(a).

“Exchange Ratio” has the meaning set forth in Section 3.01(b).

“Excluded Shares” has the meaning set forth in Section 3.01(c).

“Fair Housing Act” means the Fair Housing Act, as amended.

“FBCA” has the meaning set forth in the recitals.

“FDIC” means the Federal Deposit Insurance Corporation.

“Final Index Price” has the meaning set forth in Section 8.01(i).

“First Foundation” has the meaning set forth in the preamble to this Agreement.

“First Foundation Average Closing Price” means the volume weighted average closing price per share of First Foundation Common Stock, as reported on Nasdaq, for the twenty (20) trading days ending on and including the fifth (5th) trading day prior to the Closing Date.

“First Foundation Bank” has the meaning set forth in the recitals.

“First Foundation Benefit Plans” means all benefit and compensation plans, contracts, policies or arrangements maintained, contributed to, obligated to be contributed to, or sponsored by First Foundation or First Foundation Bank for the benefit of employees of First Foundation or First Foundation Bank including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, any pension, retirement, profit sharing, medical, life, accidental death and dismemberment, disability, dental, vision, compensation, severance, termination pay, salary continuation, unemployment, workers’ compensation, vacation, sick pay, paid-time off, retention, employment, consulting, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights or other stock-based incentive, cafeteria or flexible benefit, adoption or educational assistance, and bonus or other cash-based incentive, or other similar plans, agreements, programs, policies or other arrangements.

“First Foundation Board” means the Board of Directors of First Foundation.

“First Foundation Bylaws” means the Bylaws of First Foundation, as amended.

“First Foundation Certificate” means the Certificate of Incorporation of First Foundation, as amended.

“First Foundation Common Stock” means the common stock, $0.001 par value per share, of First Foundation.

“First Foundation Meeting” has the meaning set forth in Section 6.03.

“First Foundation Preferred Stock” means the preferred stock, $0.001 par value per share, of First Foundation.

“First Foundation Stockholder Approval” means the (1) the adoption of this Agreement by a vote of the majority of the outstanding shares of First Foundation Common Stock entitled to vote thereon, and (2) the approval of the issuance of shares of Common Stock in connection with the Merger as contemplated by this Agreement by a vote of the majority of votes cast at the First Foundation Meeting entitled to vote thereon.

“First Foundation Voting Agreements” has the meaning set forth in the recitals.

“First Foundation’s SEC Reports” has the meaning set forth in Section 5.04(g)(i).

“FHLB” means the Federal Home Loan Bank of San Francisco.

“Florida Articles of Merger” has the meaning set forth in Section 2.02.

“FOFR” means the Florida Office of Financial Regulation.

“FRB” means the Board of Governors of the Federal Reserve System and includes, where applicable, the Federal Reserve Bank of San Francisco.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Entity” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization.

“Hazardous Substance” has the meaning set forth in Section 5.03(o).

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 6.11(a).

“Index Ratio” has the meaning set forth in Section 8.01(i).

“Initial Index Price” has the meaning set forth in Section 8.01(i).

“Initial Stock Price” has the meaning set forth in Section 8.01(i).

“Insurance Policies” has the meaning set forth in Section 5.03(x).

“Intellectual Property” means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, extensions and re-examinations thereof; (b) all trademarks whether registered or unregistered, service marks, domain names, corporate names and all combinations thereof, and associated therewith; (c) all copyrights whether registered or unregistered, and all applications, registrations and renewals in connection therewith; (d) all datasets, databases and related documentation; and (e) all other intellectual property and proprietary rights.

“IRS” has the meaning set forth in Section 5.03(m)(i).

“Knowledge” means facts and other information which, as of the date hereof, is actually known, after reasonable inquiry under the circumstances, by the chief executive officer, president, chief financial officer, chief operating officer, chief credit or lending officer or general counsel (and any officer superior to any of the foregoing) of a party or any Subsidiary of such party.

“Law” means any applicable federal, state, local or foreign statute, law, code, regulation, ordinance, rule, judgment, injunction, order, decree or policy, agency requirement, license, permit, or guideline of any Governmental Entity.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance other than Permitted Liens.

“Loans” has the meaning set forth in Section 4.01(u).

“Material Adverse Effect” means, with respect to First Foundation or the Company, any effect, circumstance, occurrence or change that (i) is material and adverse to the condition (financial or otherwise), results of operations, assets or business of First Foundation and its Subsidiaries taken as a whole or the Company and its Subsidiaries taken as a whole, as the case may be, or (ii) would or is reasonably likely to materially impair the ability of any of First Foundation and its Subsidiaries or the Company and its Subsidiaries, as the case may be, to perform their respective obligations under this Agreement or otherwise materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect with respect to subclause (i) shall not be deemed to include the impact of (a) changes after the date hereof in Laws of general applicability to banks and their holding companies or interpretations thereof by Governmental Entities, (b) changes after the date hereof in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (c) any outbreak or worsening of geopolitical conditions in the United States or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States and any national or global epidemic, pandemic or disease outbreak (including COVID-19), (d) changes resulting from conditions affecting the banking and financial services industry or changes in global, national or regional economic, political or market conditions (including changes in prevailing interest rates or exchange rates) affecting banks and their holding companies generally, (e) changes in relationships with customers or employees of First Foundation and its Subsidiaries or the Company and its Subsidiaries that were primarily the result of the announcement or public disclosure of this Agreement and the transactions contemplated hereby, (f) any modifications or changes to valuation policies and practices in connection with the Transaction or restructuring charges taken in connection with the Transaction, in each case in accordance with GAAP, (g) the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof (unless otherwise excluded hereunder), or changes in the trading price or trading volume of a party’s common stock, in and of itself, but not including the underlying causes thereof (unless otherwise excluded hereunder), and (h) with respect to either party to this Agreement, the effects of any action or omission taken with the prior written consent of the other party or as otherwise required by this Agreement; provided that the effect of such changes described in clauses (a), (b), (c) and (d) shall not be excluded when determining whether a Material Adverse Effect has occurred to the extent of a materially disproportionate impact, if any, on First Foundation and its Subsidiaries taken as a whole on the one hand, or the Company and its Subsidiaries taken as a whole on the other hand, as measured relative to similarly situated companies in the banking industry.

“Material Contracts” has the meaning set forth in Section 5.03(k)(i).

“Maximum Insurance Amount” has the meaning set forth in Section 6.11(c).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” means the aggregate number of whole shares of First Foundation Common Stock, plus cash in lieu of any fractional share interest, payable to the holders of Company Capital Stock in connection with the Transaction, plus cash, if any, that First Foundation may elect to deliver in lieu of First Foundation Common Stock pursuant to Section 8.01(i).

“Merger Related Expenses” means all costs, fees and expenses incurred or to be incurred by the Company and its Subsidiaries in connection with this Agreement and the Transaction up to and including the Closing of the Transaction, including but not limited to (i) the fees and expenses associated with the termination of any Material Contracts of the Company that are required to be terminated on or before the Closing pursuant to their terms in connection with the Transaction or that First Foundation and the Company otherwise mutually agree to terminate on or before the Closing; (ii) the change-in-control and severance payments in the amounts and pursuant to the Benefit Plans disclosed on Section 5.03(m)(v) of the Company’s Disclosure Schedule; (iii) the amount paid to obtain the insurance coverage required pursuant to Section 6.11(c); (iv) the costs of printing and mailing the Proxy Statement/Prospectus to the shareholders of the Company and holding the Company Meeting; and (v) the fees and expenses of their attorneys, accountants, investment bankers and other advisors for their services rendered solely in connection with the Transaction. An estimate of Merger Related Expenses shall be set forth in Section 1.01(a) of the Company’s Disclosure Schedule, which shall be updated within five (5) Business Days prior to the Closing Date.

“Nasdaq” means the Nasdaq Global Market or such other securities exchange on which the First Foundation Common Stock may be listed.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Non-Solicitation Agreements” has the meaning set forth in the recitals.

“Option Consideration” has the meaning set forth in Section 3.07(a).

“OREO” means other real estate owned.

“Payroll Processor” has the meaning set forth in Section 3.07(a).

“Pension Plan” has the meaning set forth in Section 5.03(m)(ii).

“Permitted Lien” means (i) statutory Liens securing payments not yet delinquent (or being contested in good faith and for which adequate reserves have been established), (ii) Liens for real property Taxes not yet delinquent, or (iii) easements, rights of way, restrictive covenants, imperfections or irregularities of title, and other similar encumbrances or Liens that do not materially affect the value or prohibit the current use of the property or asset subject thereto.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“Personal Information” means any information that identifies or could reasonably be used to identify an individual, and any other personal information that is subject to any applicable Law or the Company’s or its Subsidiaries’ Privacy and Security Policies.

“Phase I ESA” has the meaning set forth in Section 6.25(a).

“Phase I Notice” has the meaning set forth in Section 6.25(b).

“Phase II ESA” has the meaning set forth in Section 6.25(b).

“PPP” has the meaning set forth in Section 5.03(r)(viii).

“Previously Disclosed” by a party shall mean information set forth in a section of its Disclosure Schedule (subject to Section 5.01).

“Privacy and Security Policies” has the meaning set forth in Section 5.03(t)(v).

“Proxy Statement/Prospectus” has the meaning set forth in Section 6.04(a).

“Registration Statement” has the meaning set forth in Section 6.04(a).

“Representatives” has the meaning set forth in Section 6.08(a).

“Retiree Welfare Plan” means any Benefit Plan providing for retiree health and life benefits, other than group health plan continuation coverage as may be required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA, or under any analogous continuation of coverage provisions of the Laws of any state or locality.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Subsidiary” has the meaning ascribed to that term in Rule l-02 of Regulation S-X of the SEC.

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal (provided that for purposes of the definition of “Superior Proposal” the references to “10%” in the definition of “Acquisition Proposal” shall instead refer to “50%”) that the Company Board has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the holders of Company Capital Stock from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by Section 6.08 of this Agreement and the time likely to be required to consummate such Acquisition Proposal).

“Surviving Corporation” has the meaning set forth in the recitals.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property (real or personal), real property gains, escheat, abandoned or unclaimed property, registration, alternative minimum, add-on minimum, value added, natural resources, social security, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refunds, schedules, estimates and information returns) with respect to any Taxes (including estimated taxes).

“Termination Fee” has the meaning set forth in Section 8.02(b).

“Transaction” means the Merger, the Bank Merger and any other transactions contemplated by this Agreement.

“Treasury Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.

“Volcker Rule” means 12 U.S.C. § 1851 and the regulations promulgated by the Federal Reserve Board, the OCC and the SEC in connection therewith.

ARTICLE II

THE MERGER

II.01The Merger.

(a)The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company shall merge with and into First Foundation in accordance with the applicable provisions of the DGCL and the FBCA, and the separate corporate existence of the Company shall cease. First Foundation shall be the Surviving Corporation and shall survive and continue to exist as a corporation incorporated under the Laws of the State of Delaware.

(b)Certificate of Incorporation and Bylaws. The certificate of incorporation and bylaws of the Surviving Corporation immediately after the Merger shall be the First Foundation Certificate and the First Foundation Bylaws as in effect immediately prior to the Merger.

(c)Directors and Executive Officers. The directors of the Surviving Corporation immediately after the Merger shall be the directors of First Foundation immediately prior to the Merger, except for the addition of one new director as contemplated by Section 6.13. The executive officers of the Surviving Corporation immediately after the Merger shall be the executive officers of First Foundation immediately prior to the Merger, each of whom shall serve until such time as their successors shall be duly elected and qualified.

(d)Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in accordance with the DGCL and the FBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

(e)Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect, record or otherwise confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, the Company, and its proper officers and directors, acting in such corporate capacity and not individually, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

II.02Closing; Effective Time. The closing of the Merger (the “Closing”) shall take place remotely by mutual exchange of documents and signatures (or their electronic counterparts) at such time as the Company and First Foundation shall agree, on the date when the Effective Time is to occur (the “Closing Date”). Subject to the terms and conditions of this Agreement, the parties shall cause (a) a certificate of merger (the “Delaware Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware and (b) articles of merger (the “Florida Articles of Merger”) to be filed with the Secretary of State of the State of Florida. Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause the Effective Time to occur no later than the fifth Business Day after such satisfaction or waiver (except as the parties may otherwise agree to in writing). The Merger provided for herein shall become effective at the time the Delaware Certificate of Merger is accepted for record by the Secretary of State of the State of Delaware, or such later time as may be agreed by the parties and specified in the Delaware Certificate of Merger and the Florida Articles of Merger (the time the Merger becomes effective being the “Effective Time”).

II.03Bank Merger. As soon as practicable after the Merger, Company Bank shall be merged with and into First Foundation Bank. First Foundation Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank shall cease. The Bank Merger shall be implemented pursuant to an agreement and plan of merger, substantially in the form attached hereto as Exhibit D (the “Bank Merger Agreement”). Prior to the Effective Time, the Company shall cause Company Bank, and First Foundation shall cause First Foundation Bank, to execute the Bank Merger Agreement and such other documents and certificates as are necessary to consummate the Bank Merger as soon as practicable following the Effective Time. First Foundation shall cause First Foundation Bank to add to its board of directors one new director as contemplated by Section 6.13.

ARTICLE III

CONSIDERATION AND EXCHANGE PROCEDURES

III.01Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Person:

(a)First Foundation Common Stock. Each share of First Foundation Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

(b)Company Common Stock and Company Preferred Stock.

(i)Subject to the provisions of this Agreement, each share of Company Common Stock (other than Excluded Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into, and shall be cancelled in exchange for, the right to receive 0.6068 of a share of First Foundation Common Stock (as may be adjusted as provided in this Agreement, the “Exchange Ratio”).

(ii)Subject to the provisions of this Agreement, each share of Company Preferred Stock (other than Excluded Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into, and shall be cancelled in exchange for, the right to receive that number of shares of First Foundation Common Stock equal to the product of (A) the number of shares of Company Common Stock into which such share of Company Preferred Stock is convertible in connection with, and as a result of, the Merger, and (B) the Exchange Ratio.

(c)Cancellation of Excluded Shares. Any shares of Company Capital Stock owned by the Company as treasury stock or owned, directly or indirectly, by the Company, First Foundation or any of First Foundation’s Subsidiaries (other than those held in a fiduciary capacity or as a result of debts previously contracted) (“Excluded Shares”) shall automatically be cancelled and retired and shall cease to exist at the Effective Time of the Merger and no consideration shall be issued in exchange therefor.

(d)Dissenting Shares. Notwithstanding anything to the contrary set forth in this Agreement, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised dissenters’ rights in respect of such shares (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s dissenters’ rights under applicable Law with respect to such shares) in accordance with Sections 607.1301 through 607.1340 of the FBCA (the “Appraisal Statutes”) shall not be converted into a right to receive a portion of the Merger Consideration but instead shall be entitled to payment of such consideration as may be determined to be due in accordance with the Appraisal Statutes; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to dissent pursuant to the Appraisal Statutes, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the Appraisal Statutes, such shares of Company Capital Stock shall be treated as if they had been converted as of the Effective Time into the right to receive a portion of the Merger Consideration in accordance with Section 3.01(b), without interest thereon, upon surrender of such shares of Company Capital Stock. The Company shall give prompt notice to First Foundation of any demands received by the Company for appraisal, of any withdrawals of such demands, and of any other documents or instruments received by the Company related to the foregoing, and First Foundation shall direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of First Foundation, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to any such appraisal demands.

III.02Exchange Procedures.

(a)Mailing of Transmittal Material. Provided that the Company has delivered, or caused to be delivered, to an independent exchange agent selected by First Foundation and reasonably acceptable to the Company (the “Exchange Agent”) all information which is reasonably necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall, promptly following the Closing Date (but in no event more than five (5) Business Days after the Closing Date), mail and otherwise make available to each holder of record of Company Capital Stock, a notice and a form of letter of transmittal, in a form reasonably acceptable to, and approved in writing by, the Company (which shall specify that delivery shall be effected, and risk of loss and title to such Certificate(s) theretofore representing shares of Company Capital Stock shall pass, only upon proper delivery of such Certificate(s) to the Exchange Agent or transfer of Book-Entry Shares to the Exchange Agent), advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate(s) or Book-Entry Shares in exchange for a portion of the Merger Consideration to which such holder may be entitled pursuant to Section 3.01(b) hereof. A letter of transmittal will be properly completed only if accompanied by a Certificate or Certificates or instructions to transfer Book-Entry Shares representing all shares of Company Capital Stock covered thereby, subject to the provisions of Section 3.02(d).

(b)First Foundation Deliveries. At the Effective Time, for the benefit of the holders of Certificates and/or Book-Entry Shares, First Foundation shall deliver to the Exchange Agent certificates, or at First Foundation’s option, evidence of shares in book entry form, representing the number of shares of First Foundation Common Stock issuable to the holders of Company Capital Stock as the Merger Consideration, to be given to the holders of Company Capital Stock in exchange for their Certificates and Book-Entry Shares as provided for in this Article III. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of First Foundation Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto.

(c)Exchange Agent Deliveries.

(i)Each holder of an outstanding Certificate or Certificates or Book-Entry Shares who has surrendered such Certificate or Certificates to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to evidence of issuance in book entry form, or upon written request of such holder, a certificate or certificates representing, the number of whole shares of First Foundation Common Stock into which the aggregate number of shares of Company Capital Stock previously represented by such Certificate or Certificates or Book-Entry Shares surrendered shall have been converted pursuant to this Agreement and any other distribution theretofore paid with respect to First Foundation Common Stock issuable in the Merger, in each case, without interest. The Exchange Agent shall accept such Certificates or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose consistent with the notice and form of letter of transmittal to effect an orderly exchange thereof in accordance with normal exchange practices.

(ii)Each outstanding Certificate or Book-Entry Share which prior to the Effective Time represented Company Capital Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the number of shares of First Foundation Common Stock into which such Company Capital Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of the Company of Certificates or Book-Entry Shares representing shares of Company Capital Stock and, if such Certificates or Book-Entry Shares are presented to the Company for transfer, they shall be cancelled against delivery of certificates for First Foundation Common Stock as hereinabove provided. No dividends which have been declared will be remitted to any Person entitled to receive shares of First Foundation Common Stock under Section 3.01 until such Person surrenders the Certificate or Certificates or Book-Entry Shares representing Company Capital Stock, at which time such dividends shall be remitted to such Person, without interest.

(d)Lost or Destroyed Certificates; Issuances of First Foundation Common Stock in New Names. The Exchange Agent and First Foundation, as the case may be, shall not be obligated to deliver a certificate or certificates representing shares of First Foundation Common Stock to which a holder of Company Capital Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Capital Stock for exchange as provided in this Section 3.02, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by First Foundation. If any certificates evidencing shares of First Foundation Common Stock are to be issued in a name other than that in which the Certificate evidencing Company Capital Stock surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the Person requesting such exchange pay to the Exchange Agent any transfer or other Tax required by reason of the issuance of a certificate for shares of First Foundation Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e)Unclaimed Merger Consideration. Any portion of the shares of First Foundation Common Stock delivered to the Exchange Agent by First Foundation pursuant to Section 3.02(b) that remains unclaimed by the shareholders of the Company for twelve (12) months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to First Foundation. Any shareholders of the Company who have not theretofore complied with Section 3.02(c) shall thereafter look only to First Foundation for the consideration deliverable in respect of each share of Company Capital Stock such shareholder holds as determined pursuant to this Agreement without any interest thereon. If outstanding Certificates or Book-Entry Shares are not surrendered or the payment for them is not claimed prior to the date on which such shares of First Foundation Common Stock would otherwise escheat to any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable Law, become the property of First Foundation (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate or Book-Entry Share for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. First Foundation and the Exchange

Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those Persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive (absent manifest error) with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate or Book-Entry Share, First Foundation and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

III.03Rights as Shareholders. At the Effective Time, holders of Company Capital Stock shall cease to be, and shall have no rights as, shareholders of the Company other than to receive the consideration provided for under this Article III.

III.04No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of First Foundation Common Stock shall be issued in the Merger. Each holder of Company Capital Stock who otherwise would have been entitled to a fraction of a share of First Foundation Common Stock (after taking into account all Certificates or Book-Entry Shares delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the First Foundation Average Closing Price, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

III.05Anti-Dilution Provisions. If, between the date hereof and the Effective Time, the shares of First Foundation Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or similar transaction, or a stock dividend thereon shall be declared with a record date within said period, the Merger Consideration and Exchange Ratio shall be adjusted accordingly.

III.06Withholding Rights. First Foundation (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Capital Stock such amounts as First Foundation is required under the Code or any state, local or foreign Tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be timely remitted to the applicable Governmental Entity and shall be treated for all purposes of this Agreement as having been paid to the holder of Company Capital Stock in respect of which such deduction and withholding was made by First Foundation.

III.07Company Options.

(a)At the Effective Time, each Company Option, whether vested or unvested, shall be cancelled and shall only entitle the holder of such Company Option to receive from the Company an amount in cash equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Option multiplied by (ii) the amount, if any, that the product of the First Foundation Average Closing Price multiplied by the Exchange Ratio exceeds the exercise price per share of such Company Option, less any applicable Taxes required to be withheld with respect to such payment (such amount, the “Option Consideration”); provided that the Company may elect to fund the Option Consideration to be paid with respect to Company Options by funding the necessary amounts to the payroll processor of the Company or any of its Affiliates (the “Payroll Processor”) for payment by the Payroll Processor to the applicable holders of such Company Options. For the avoidance of doubt, any Company Option which has an exercise price per share of Company Common Stock that is greater than or equal to the product of the First Foundation Average Closing Price multiplied by the Exchange Ratio shall be cancelled at the Effective Time for no consideration or payment.

(b)At least fifteen (15) days prior to the Closing Date and prior to any such payment, the Company shall obtain a written acknowledgement and waiver (in form and substance reasonably satisfactory to the Company and First Foundation) from each holder of a Company Option (i) confirming the number of Company Options held (and shares of Company Common Stock subject to such Company Options), (ii) confirming that the treatment of such Company Options pursuant to this Agreement and the amounts to be paid pursuant to this Agreement have been correctly calculated and (iii) acknowledging that in consideration for the cancellation of such Company Option, the holder agrees to accept the Option Consideration. The Company shall provide a copy of each such acknowledgement and waiver to First Foundation at least five (5) Business Days prior to the Closing Date.

(c)Prior to the Effective Time, the Company Board shall adopt any necessary resolutions and take any actions necessary to (i) effectuate the provisions of Section 3.07(a) and 3.07(b), (ii) cause all Company Options to vest in full as of the Effective Time to the extent permitted under the applicable Company Equity Plan and be terminated as of the Effective Time, and (iii) terminate all of the Company’s equity incentive plans and ensure that no Person has any rights under such plans.

ARTICLE IV

ACTIONS PENDING ACQUISITION

IV.01Forbearances of the Company. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by applicable Law, or with the prior written consent of First Foundation, which shall not be unreasonably withheld or delayed, the Company will not, and will cause each of its Subsidiaries not to:

(a)Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use all commercially reasonable efforts consistent with past practice and its policies as in effect on this date of this Agreement, to preserve its business organization, keep available the present services of its officers and employees (except in the case of terminations of officers and employees for cause) and preserve for itself and First Foundation the goodwill of the customers of the Company and its Subsidiaries and others with whom business relations exist.

(b)Capital Stock. Other than pursuant to Rights set forth in Section 4.01(b) of the Company’s Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of

Company capital stock or any Rights or (ii) permit any additional shares of Company capital stock to become subject to grants of employee or director stock options or other Rights.

(c)Dividends; Reclassifications; Etc. (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Company capital stock; or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Company capital stock.

(d)Compensation; Employment Agreements; Etc. (i) Enter into or amend or renew any employment, consulting, severance, change in control, retention, bonus, salary continuation or similar agreements or arrangements with any director, officer, employee or consultant of the Company or its Subsidiaries, grant or pay any salary or wage increase, grant any incentive compensation, bonus, equity award, severance or termination pay (other than pursuant to an existing severance arrangement or policy in effect on the date of this Agreement and disclosed in Section 4.01(d) of the Company’s Disclosure Schedule), or increase any employee benefit (including incentive or bonus payments), except for changes that are required by applicable Law or payments made in accordance with existing Benefit Plans and set forth in Section 4.01(d) of the Company’s Disclosure Schedule, or (ii) pay any other bonuses or incentives other than as required pursuant to an incentive plan, agreement, plan or policy of the Company or Company Bank in effect as of the date hereof and set forth in Section 4.01(d) of the Company’s Disclosure Schedule and in a manner consistent with past practice.

(e)Hiring. Hire or terminate any person as an employee or other service provider of the Company or any of its Subsidiaries or promote or demote any employee or other service provider, except (i) to satisfy contractual obligations existing as of the date hereof and set forth in Section 4.01(e) of the Company’s Disclosure Schedule and (ii) persons hired to fill any vacancies either existing as of the date hereof and set forth in Section 4.01(e) of the Company’s Disclosure Schedule or arising after the date hereof whose employment is terminable at the will of the Company or its Subsidiaries and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the Transaction or consummation thereof and at an annual base salary or wage rate and with a target cash bonus opportunity not greater than that of the employee who previously held such position, or enter into any agreement with a labor union, guild or association representing any employee.

(f)Benefit Plans. Enter into, establish, adopt, amend or terminate, or make any contributions to (except for contributions which are required under the terms of any Benefit Plan or except to satisfy contractual obligations existing as of the date hereof and set forth in Section 4.01(f) of the Company’s Disclosure Schedule) any Benefit Plans, including any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer, employee or consultant of the Company or its Subsidiaries or, other than as contemplated by Section 3.07, take any action to accelerate the vesting or exercisability of Company Options or other compensation or benefits payable thereunder.

(g)Dispositions. Sell, transfer, lease, license, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, leases, licenses, mortgages, encumbrances, dispositions or discontinuances which are in the ordinary course of business and consistent with past practices and are not material to the Company and its Subsidiaries taken as a whole.

(h)Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, securities, deposits or properties of any other Person.

(i)Mergers. Merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among its wholly-owned Subsidiaries, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses.

(j)Capital Expenditures. Except as set forth in Section 4.01(j) of the Company’s Disclosure Schedule, make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $250,000 in the aggregate.

(k)Governing Documents. Amend the Company Articles, the Company Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of the Company.

(l)Accounting Methods. (i) Implement or adopt any change in the Company’s book or tax accounting principles, practices or methods, other than as may be required by GAAP, and as concurred in by the Company’s independent public accountants, or as required by Section 6.09 of this Agreement or (ii) except as may be required by GAAP, and in the ordinary course of business consistent with past practice, revalue in any material respect any of its assets (including any contract, agreement or understanding that would be a Material Contract as a result of entering into, modifying or amending such contract, agreement or understanding), other than in the ordinary course of business consistent with past practice.

(m)Contracts. Except as otherwise permitted under Section 4.01 hereof, enter into, cancel, fail to renew or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(n)Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which the Company or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by the Company or any of its Subsidiaries of an amount which exceeds $100,000 and/or would impose any material restriction on the business of the Company or any of its Subsidiaries or create precedent for claims that are reasonably likely to be material to the Company and its Subsidiaries taken as a whole.

(o)New Business. Enter into any new material line of business; introduce any material new products or services; acquire any brokered deposits (excluding customer repurchase agreements), change its material lending, investment, underwriting, loan, deposit or fee pricing, servicing, risk and asset liability management and other material banking and operating policies, except as required by applicable Law or policies imposed by any Governmental Entity, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be risk-weighted over 100% according to BASEL III regulatory capital guidelines.

(p)Branches and Offices. Except as set forth in Section 4.01(p) of the Company’s Disclosure Schedule, file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.

(q)Marketing. Introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements.

(r)Derivatives Contracts. Purchase or enter into any Derivatives Contract.

(s)Indebtedness. Incur or modify any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank and FRB borrowings that mature within ninety (90) days and that have no put or call features and securities sold under agreements to repurchase that mature within ninety (90) days, in each case, in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.

(t)Investments. (i) Other than in accordance with the investment policies of the Company or any of its Subsidiaries in effect on the date hereof or in securities transactions as provided in (ii) below, make any investment either by contributions to capital, property transfers or purchases of any property or assets of any Person or any Equity Investment, (ii) other than purchases of direct obligations of the United States of America or obligations of United States government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of six months or less, purchase or acquire securities of any type or (iii) dispose of any debt security or Equity Investment; provided, however, that in the case of investment securities not otherwise permitted hereby, the Company may purchase investment securities if, within three (3) Business Days after the Company requests in writing (which request shall describe in detail the investment securities to be purchased and the price thereof) that First Foundation consent to making of any such purchase, First Foundation has approved such request in writing or has not responded in writing to such request.

(u)Loans. (i) Make, renew, extend or otherwise modify any loan, loan commitment, letter of credit, note, borrowing arrangement or other extension of credit in which the Company or any of its Subsidiaries is a creditor (collectively, “Loans”) which would, when aggregated with all outstanding Loans made to such Person and any Affiliate or immediate family member of such Person, exceed $3.0 million; (ii) take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; (iii) enter into any Loan securitization or create any special purpose funding entity; (iv) make any Loan to any Person with a Criticized Loan; or (v) purchase or sell any (y) Criticized Loan or (z) any Loan in excess of $3.0 million; in each case, without first submitting a copy of the Loan write up containing the information customarily submitted as part of the Loan write up, to the chief credit officer of First Foundation two (2) full Business Days prior to taking such action; provided that, if First Foundation objects in writing to such Loan or such purchase or sale within two (2) Business Days after receiving such Loan write up, the Company shall obtain the approval of the loan committee of the Company Bank Board prior to making such Loan or such purchase or sale. The Company shall not forgive any Loans to directors, officers or employees.

(v)Investments in Real Estate. Except as set forth in Section 4.01(v) of the Company’s Disclosure Schedule, make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(w)Tax Elections. Except as set forth in Section 4.01(w) of the Company’s Disclosure Schedule, make or change any Tax election, settle or compromise any Tax liability of the Company or any of its Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of an amount of Taxes of the Company or any of its Subsidiaries (or the assets and liabilities of the Company or any of its Subsidiaries), enter into any closing agreement with respect to any amount of Taxes or surrender any right to claim a Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended Tax Return.

(x)Lending Practices. Other than in the ordinary course of business consistent with past practice, make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans or (ii) the Company’s hedging practices and policies, in each case except as required by Law or requested by a Governmental Entity.

(y)Deposits. Cause or permit Company Bank to (A) change Company Bank’s rate sheets attached as Section 4.01(y) of the Company’s Disclosure Schedule (including any change to any of the interest rates and the maturity dates set forth in Company Bank’s rate sheets) other than in the ordinary course of business consistent with past practice and the Company’s or Company Bank’s applicable policies, as the case may be, with respect thereto, (B) amend, modify, terminate or deviate from the exception practice in place for such rate sheets attached as Section 4.01(y) of the Company’s Disclosure Schedule, (C) make any material changes in its policies and practices with respect to deposits and earnings credits, (D) make any increases to deposit pricing, or (E) accept any brokered deposits or collateralized deposits other than in the ordinary course of business.

(z)Antitakeover Statutes. Take any action (i) that would cause this Agreement or the Transaction to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than First Foundation or its Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(aa)Transactions with Insiders. Make or propose to make any Loan to or enter into any transaction with the Company, any of its Subsidiaries, or any of their respective directors, officers or principal shareholders or any Affiliate thereof (other than a renewal or extension of a Loan in the ordinary course of business and in compliance with Regulation O and all other applicable Laws).

(bb)Adverse Actions. Take any action that would or is reasonably likely to result in (i) the Merger not qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (iii) any of the conditions to the Merger set forth in Article VII not being satisfied, (iv) a material violation of any provision of this Agreement, except as may be required by applicable Law, (v) a material delay in the ability of First Foundation or the Company to perform any of their obligations under this Agreement on a timely basis, or (vi) a material delay in the ability of First Foundation to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby.

(cc)Consent and Absence of Changes. Unreasonably withhold, delay or condition the Company’s prior written consent or approval as may be reasonably requested by First Foundation, or fail to promptly notify First Foundation of any change, occurrence or event not in the ordinary course of the business of the Company or any of its Subsidiaries and of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to cause any of the conditions to Closing in Article VII of this Agreement not to be satisfied.

(dd)Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

IV.02Forbearances of First Foundation. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by applicable Law, or with the prior written consent of the Company, First Foundation will not, and will cause each of its Subsidiaries not take any action that would or is reasonably likely to result in (i) the Merger not qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (iii) any of the conditions to the Merger set forth in Article VII not being satisfied, (iv) a material violation of any provision of this Agreement, except as may be required by applicable Law or (v) a material delay in the ability of First Foundation or the Company to perform any of their obligations under this Agreement on a timely basis, (vi) a material delay in the ability of First Foundation to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby, or (vii) the shares of First Foundation Common Stock included in the Merger

Consideration having different rights or preferences than the shares of First Foundation Common Stock outstanding immediately prior to the Effective Time.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

V.01Disclosure Schedules. On or prior to the date hereof, the Company has delivered to First Foundation a schedule and First Foundation has delivered to the Company a schedule (each respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its covenants contained in Article IV or Article VI; provided, however, that (i) any information set forth in any one section of a party’s Disclosure Schedule shall be deemed to apply to each other applicable section or subsection of such party’s Disclosure Schedule if its relevance to the information called for in such section or subsection is reasonably apparent on its face and (ii) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

V.02Standard. Solely for the purposes of determining whether the conditions set forth in Sections 7.02(a) or 7.03(a), as the case may be, have been satisfied (and without otherwise qualifying any representation or warranty made on the date hereof), no representation or warranty of the Company on the one hand or First Foundation on the other hand contained in Sections 5.03 or 5.04, respectively (other than (a) the representations of the Company contained in Section 5.03(b), which shall be true in all respects, except to a de minimis extent, relative to Section 5.03(b) taken as a whole, (b) the representations of the Company contained in Sections 5.03(d), 5.03(e), and 5.03(g)(v), and the representations of First Foundation contained in Sections 5.04(d), 5.04(e), and 5.04(g)(ii), which shall be true and correct in all respects, (c) the representations of the Company contained in Section 5.03(m)(v), which shall be true in all material respects, and (d) the representations of First Foundation contained in Section 5.04(b), which shall be true in all respects, except to a di minimis extent, relative to Section 5.04(b) taken as a whole), shall be deemed untrue or incorrect for purposes of Sections 7.02(a) or 7.03(a), and no party hereto shall be deemed to have breached a representation or warranty for purposes of such Sections, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

V.03Representations and Warranties of the Company. Except as set forth in the Company’s Disclosure Schedule, the Company hereby represents and warrants to First Foundation:

(a)Organization, Standing and Authority. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on the Company. The Company has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The copies of the Company Articles and Company Bylaws, which have been previously made available to First Foundation, are true, complete and correct copies of such documents as in effect on the date of this Agreement. The minute books of the Company and each of its Subsidiaries previously made available to First Foundation contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken of their respective shareholders and Boards of Directors (including committees of their respective Board of Directors) through the date hereof, except as to meetings and corporate actions of special meetings relating to discussions and actions with respect to potential Acquisition Proposals including with respect to the transactions contemplated by this Agreement.

(b)Company Capital Stock. The authorized capital stock of the Company consists solely of 500,000,000 shares of Company Common Stock, of which 17,669,021 shares are issued and outstanding as of the date hereof, and 20,000,000 shares of preferred stock, $1.00 par value per share, of which 7,050,000 were designated shares of Company Preferred Stock and of which 1,037,984 shares are issued and outstanding as of the date hereof. As of the date hereof, no shares of Company Capital Stock were held in treasury by the Company or otherwise directly or indirectly owned by the Company. The outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of Company Capital Stock have been issued in violation of the preemptive rights of any Person. There are outstanding Company Options representing the right to purchase an aggregate of 1,422,880 shares of Company Common Stock. Section 5.03(b) of the Company’s Disclosure Schedule sets forth, as of the date hereof, for each Company Option, the name of the grantee, the date of the grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Company Common Stock underlying each Company Option, the number of shares of Company Common Stock subject to Company Options that are currently exercisable and the exercise or strike price per share. Each Company Option (i) currently has an exercise price that is the same as when first issued and such exercise price is at least equal to the fair market value of the underlying shares of Company Common Stock as of the grant date; and (ii) has been issued in compliance with applicable Laws. Except for the Company Options listed in Section 5.03(b) of the Company’s Disclosure Schedule, there are no shares of Company Common Stock reserved for issuance, the Company does not have any Rights issued or outstanding with respect to Company Common Stock or Company Preferred Stock and the Company does not have any commitment to authorize, issue or sell any Company Common Stock or Company Preferred Stock or Rights. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of the Company may vote are outstanding.

(c)Subsidiaries.

(i)(A) Section 5.03(c)(i)(A) of the Company’s Disclosure Schedule sets forth a list of all of the Company’s Subsidiaries together with the employer identification number, corporate address, the number of shares and class of capital stock issued and outstanding and the jurisdiction of organization of each such Subsidiary, (B) the Company owns, directly or indirectly, all the issued and outstanding Equity Securities of each of its Subsidiaries, (C) no Equity Securities of any of its Subsidiaries are or may become required to be issued (other than to the Company) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its Equity Securities (other than to the Company or any of its wholly owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to the Company’s rights to vote or to dispose of such securities and (F) all the Equity Securities of the Company’s Subsidiaries held by the Company or its Subsidiaries are fully paid and nonassessable and are owned by the Company or its Subsidiaries free and clear of any Liens. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of any of the Company Subsidiaries may vote are outstanding.

(ii)Except as set forth in Section 5.03(c)(ii) of the Company’s Disclosure Schedule and except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, ownership interests in the Company’s Subsidiaries and stock in the FHLB, the Company does not own beneficially, directly or indirectly, any Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

(iii)Each of the Company’s Subsidiaries has been duly organized, is validly existing and is in good standing, in each case under the Laws of the jurisdiction of its organization, and is duly licensed or qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on the Company. Company Bank is a bank duly organized and validly existing under the Laws of the State of Florida that is duly authorized by the Florida Office of Financial Regulation to conduct business as a commercial bank. Each of the Company’s Subsidiaries has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

(iv)The deposit accounts of Company Bank are insured by the FDIC in the manner and to the maximum extent provided by applicable Law, and Company Bank has paid all deposit insurance premiums and assessments required by applicable Law.

(d)Corporate Power. The Company and each of its Subsidiaries have all requisite power and authority (corporate and other) to carry on their respective businesses as they are now being conducted and to own all their respective properties and assets; and the Company has all requisite corporate power and authority and, other than receiving the Company Shareholder Approval, has taken all corporate action necessary in order to execute, deliver and perform each of its obligations under this Agreement and to consummate the Merger, the Bank Merger and the transactions contemplated hereby.

(e)Corporate Authority. As of the date hereof, the Company Board has, by resolutions duly adopted at a meeting duly called and held, and consistent with the exercise of their fiduciary duties under Law, (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its shareholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby and (iii) resolved that such matters be submitted for consideration by its shareholders at a special meeting of such shareholders and that such matter be recommended for approval at such special meeting. The Company has duly authorized, executed and delivered this Agreement, and this Agreement (assuming due authorization, execution and delivery by First Foundation) is a valid and legally binding obligation of the Company, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or to general equity principles (the “Bankruptcy and Equity Exception”). The Company Board has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of its financial advisor, Truist Securities, Inc., to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, the Exchange Ratio in the Merger is fair from a financial point of view to the holders of Company Common Stock. As of the date hereof, the Bank Merger Agreement has been adopted and approved by the Company Bank Board and by the Company in its capacity as the sole shareholder of Company Bank.

(f)Regulatory Approvals; No Defaults.

(i)No consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Entity or with any third party are required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company of this Agreement and by Company Bank of the Bank Merger Agreement, or to consummate the Transaction, except for (A) filings of applications or notices with, and approvals or waivers by, the FRB, the FDIC, the DFPI and the FOFR, as required, (B) filings with the SEC, Nasdaq and state securities authorities, as applicable, (C) the filing of (1) the Delaware Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (2) the Florida Articles of Merger with the Secretary of State of Florida pursuant to the FBCA, (3) the Bank Merger Agreement with the Secretary of State of the State of California and the DFPI pursuant to the CGCL and CFC, and (4) articles of merger with respect to the Bank Merger with the Secretary of State of the State of Florida pursuant to the FBCA, and (D) the Company Shareholder Approval. As of the date hereof, the Company is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by the Company and the Bank Merger Agreement by Company Bank and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any Law or agreement, indenture or instrument of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries or any of their respective assets or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Company Articles, the Company Bylaws or the organizational documents of any of the Company’s Subsidiaries or (C) require any consent or approval under any such Law, agreement, indenture or instrument.

(g)Financial Statements; Undisclosed Liabilities; No Material Adverse Effect.

(i)The Company has previously provided to First Foundation complete and correct copies of (A) its consolidated audited financial statements (including any related notes and schedules thereto and the signed, unqualified opinion of RSM US LLP, its independent auditor) for the years ended December 31, 2018, 2019 and 2020, and (B) its unaudited consolidated balance sheet and unaudited consolidated statement of income as of and for the three (3) month period ended March 31, 2021; it will provide First Foundation when available the unaudited interim consolidated balance sheets, and unaudited interim consolidated statements of income (in each case, without any related notes and schedules) for each of the quarterly and annual periods ended thereafter (all of the foregoing audited and unaudited financial statements referred to collectively as the “Company Financial Statements”).

(ii)The Company Financial Statements (including, where applicable, any notes thereto) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except (A) as may be indicated in the notes thereto, (B) in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required to be in compliance with GAAP or (C) with respect to the Company Financial Statements for the quarter ended and as of June 30, 2021 and any quarter ending after the date hereof, subject to normal year-end audit adjustments and the absence of notes to such Company Financial Statements), were or will be prepared from and in accordance with, the books and records of the Company and its Subsidiaries, and in each case such consolidated financial statements fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the consolidated Subsidiaries of the Company as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments).

(iii)The books and records of the Company and its Subsidiaries (and any predecessor entities) have been, and are being, properly and accurately maintained, there are no inaccuracies or discrepancies of any kind contained or reflected therein and they fairly present the financial position and results of operations of the Company and its Subsidiaries.

(iv)Except as set forth on the unaudited consolidated balance sheet of the Company dated as of March 31, 2021, neither the Company nor any of its Subsidiaries has any material liability (whether absolute, contingent or accrued or otherwise and whether due or to become due) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, other than liabilities (A) incurred after March 31, 2021 in the ordinary course of business consistent with past practice or (B) incurred pursuant to or provided for in this Agreement.

(v)Since December 31, 2020, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03(g) or otherwise), is reasonably likely to have a Material Adverse Effect with respect to the Company.

(vi)Since December 31, 2019, (A) the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03(g) or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to the Company.

(vii)Section 5.03(g)(vii) of the Company’s Disclosure Schedule sets forth all cash, stock or other dividend or any other distribution with respect to the capital stock of the Company or its Subsidiaries that has been declared, set aside or paid since December 31, 2019, as well as all shares of capital stock of the Company or any of its Subsidiaries that have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company or any of its Subsidiaries since December 31, 2019.

(viii)The Company has established and maintains (i) disclosure controls and procedures to ensure that material information relating to the Company and its Subsidiaries is made known timely to the management of the Company by others within those entities, and (ii) internal control over financial reporting designed to provide reasonable assurance (A) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; (B) that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with the authorization of the Company’s management and directors; and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the assets of the Company or any of its Subsidiaries that would reasonably be likely to have a material effect on the Company Financial Statements. The Company has disclosed, based on its most recent evaluation prior to the date hereof and to the Company’s Knowledge, to the Company’s auditors, the audit committee of the Company Board, and First Foundation (1) any significant deficiencies in the design or operation of such controls which could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and any material weaknesses in internal controls, and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. Since January 1, 2019, the Company has not made any material modification to its disclosure controls and procedures or internal control over financial reporting.

(ix)Since December 31, 2019, there has not been (A) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any Subsidiary of the Company, whether or not covered by insurance, (B) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of the Company other than as set forth in the Company Financial Statements for the periods prior to the date hereof, (C) any change by the Company in accounting principles, practices or methods or (D) except as set forth in Section 5.03(g)(ix) of the Company’s Disclosure Schedule, any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers or key employees or any amendment of any of the Benefit Plans other than increases or amendments in the ordinary and usual course consistent with past practice.

(x)Since December 31, 2019, (A) except as set forth in Section 5.03(g)(x) of the Company’s Disclosure Schedule, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries, has engaged in questionable accounting or auditing practices, and (B) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or their respective officers, directors, employees or agents to the Company Board or any committee thereof or, to the Knowledge of the Company, to any director or officer of the Company or any of its Subsidiaries.

(h)Legal Proceedings. Section 5.03(h) of the Company’s Disclosure Schedule lists all litigation, arbitration, claims or other proceedings before any court or Governmental Entity that is pending against the Company or any of its Subsidiaries or any of their respective executive officers or directors acting in their capacity as such. Except as set forth in Section 5.03(h) of the Company’s Disclosure Schedule, no litigation, arbitration, claim or other proceeding before any court or Governmental Entity is pending against the Company or any of its Subsidiaries or any of their respective officers or directors acting in their capacity as such. To the Company’s Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding in any such case that, individually or in the aggregate, has or could be reasonably expected to have a Material Adverse Effect with respect to the Company. Neither the Company nor any of its Subsidiaries nor any of their respective properties nor any of their respective executive officers or directors acting in their capacity as such is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to the Company.

(i)Regulatory Matters.

(i)Since December 31, 2019, the Company and its Subsidiaries have duly filed with the appropriate regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable Laws, and such reports were in all material respects complete and accurate and in compliance in all material respects with the requirements of applicable Laws, and the Company has previously delivered or made available to First Foundation accurate and complete copies of all such reports. In connection with the most recent examination of the Company and its Subsidiaries by the appropriate regulatory authorities, neither the Company nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which the Company believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on the Company.

(ii)Except as set forth in Section 5.03(i)(ii) of the Company’s Disclosure Schedule, neither the Company nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has the Company or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Entity. The Company and its Subsidiaries have paid all assessments made or imposed by any Governmental Entity.

(iii)Neither the Company nor any of its Subsidiaries has been advised by, nor does the Company have any Knowledge of facts which could give rise to an advisory notice by, any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, board resolution, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

(iv)(A) Except as set forth in Section 5.03(i)(iv)(A) of the Company’s Disclosure Schedule, no Governmental Entity has initiated since December 31, 2019 or has pending any proceeding, enforcement action or, to the Knowledge of the Company, investigation or inquiry into the business, operations, policies, practices or disclosures of the Company or any of its Subsidiaries (other than normal examinations conducted by a Governmental Entity in the ordinary course of the business of the Company and its Subsidiaries), or, to the Knowledge of the Company, threatened any of the foregoing, and (B) there is no material unresolved violation, criticism, comment or exception by any Governmental Entity with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries.

(v)The most recent regulatory rating given to Company Bank as to compliance with the Community Reinvestment Act is “satisfactory.” To the Knowledge of the Company, since the last regulatory examination of Company Bank with respect to Community Reinvestment Act compliance, Company Bank has not received any complaints as to the Community Reinvestment Act nor does the Company have Knowledge of any conditions or circumstances that would result in Company Bank receiving a Community Reinvestment Act rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

(vi)Each of the Company and Company Bank is “well-capitalized” (as that term is defined at 12 CFR §225.2(r) or the relevant regulation of its primary federal bank regulator).

(j)Compliance With Laws.

(i)Each of the Company and its Subsidiaries is, and at all times since December 31, 2019, has been, in compliance with all Laws applicable thereto or to their employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and FRB, FDIC, and FDIC regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Volcker Rule, the USA PATRIOT Act, the Electronic Fund Transfer Act and Regulation E of the FRB, all other applicable fair lending Laws and other Laws relating to discriminatory business practices and the servicing or mortgage loans and all posted and internal policies of the Company and its Subsidiaries related to customer data, privacy and security and all applicable COVID-19 Measures. Without limiting the generality of the foregoing, the Company has not been advised in writing of any governmental or regulatory concerns regarding its compliance with the Anti-Bribery and Anti-Corruption laws, anti-money laundering Laws, including the Bank Secrecy Act, any order issued with respect to anti-money laundering by the Office of Foreign Assets Control of the U.S. Department of the Treasury and any other state or federal anti-money-laundering Laws, including those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of diligence in identifying customers.

(ii)The Company has adopted such procedures, policies and internal controls as are necessary or appropriate to comply with the Bank Secrecy Act, the USA PATRIOT Act of 2001, and any other applicable anti-money laundering Laws (including any economic or trade sanction or guidance) and, to the Company’s Knowledge, is in compliance with such Laws in all material respects. The Company and its Subsidiaries have all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to the Company’s Knowledge, no suspension or cancellation of any of them is threatened.

(iii)No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has the Company or any Subsidiary of the Company received any written notification or communication from any Governmental Entity (A) asserting that the Company or any such Subsidiary is not in compliance with any of the Laws which such Governmental Entity enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Company’s Knowledge, do any grounds for any of the foregoing exist).

(k)Material Contracts; Defaults.

(i)Except for documents set forth in Section 5.03(k)(i) of the Company’s Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding

(whether written or oral) (A) with respect to the employment of any of its directors, officers, employees, or with regards to the provision of services similar to those provided by an employee, independent contractors or consultants and involving the payment or value of more than $50,000 per annum, (B) which would entitle any present or former director, officer, employee, independent contractor, consultant or agent of the Company or any of its Subsidiaries to indemnification from the Company or any of its Subsidiaries, (C) which provides for the payment by the Company or any of its Subsidiaries of severance or other compensation upon a merger, consolidation, acquisition, asset purchase, stock purchase or other business combination transaction involving the Company or any of its Subsidiaries, including but not limited to, the Transaction, (D) which would be a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (E) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on sixty (60) days or less notice and involving the payment or value of more than $50,000 per annum, (F) that may not be cancelled by First Foundation, the Company or any of their respective Subsidiaries without payment of a penalty or termination fee equal to or greater than $25,000 (assuming it is terminated on the Closing Date), (G) which is with or to a labor union or guild (including any collective bargaining agreement), (H) which relates to the incurrence of indebtedness or guaranty of any liability (other than deposit liabilities, advances and loans from the FHLB, and sales of securities subject to repurchase, in each case, in the ordinary course of business), (I) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or businesses of the Company or any of its Subsidiaries, (J) which involves the purchase or sale of assets with a purchase price of $50,000 or more in any single case or $100,000 in all such cases, other than purchases and sales of investment securities or government guaranteed loans in the ordinary course of business consistent with past practice, (K) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involves the payment of $50,000 or more in annual fees, (L) which relates to the settlement or other resolution of any legal proceeding in an amount in excess of $50,000 or that has any continuing obligations, liabilities or restrictions, (M) providing for indemnification by the Company or any of its Subsidiaries of any Person, except for a non-material agreement or contract entered into in the ordinary course of business; (N) which relates to a partnership or joint venture or similar arrangement, (O) which is a lease for any real or material personal property owned or presently used by the Company or any of its Subsidiaries, (P) which restricts the conduct of any business by the Company or any of its Subsidiaries or limits the freedom of the Company or any of its Subsidiaries to engage in any line of business in any geographic area (or would so restrict the Surviving Corporation or any of its Affiliates after consummation of the Transaction) or which requires exclusive referrals of business or requires the Company or any of its Subsidiaries to offer specified products or services to its customers or depositors on a priority or exclusive basis, (Q) relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) entered into since December 31, 2018 (other than solely with respect to the acquisition or sale of OREO in the ordinary course of business), (R) to which any officer, director of the Company or Company Bank, or any holder of five percent (5.0%) or more of the outstanding Company Common Stock, or any of their immediate family members or Affiliates, is a party, or (S) which is with respect to, or otherwise commits the Company or any of its Subsidiaries to do, any of the foregoing (collectively, “Material Contracts”). Except as set forth in Section 5.03(k)(i) of the Company’s Disclosure Schedule, no consents, approvals, notices or waivers are required to be obtained or delivered pursuant to the terms and conditions of any Material Contract as a result of the Company’s and Company Bank’s (as applicable) execution, delivery or performance of this Agreement and the Bank Merger Agreement and the consummation of the Transaction. True, correct and complete copies of all such Material Contracts have been made available to First Foundation as of the date hereof.

(ii)Each of the Material Contracts is in full force and effect (other than due to the ordinary expiration thereof) and is a valid and binding obligation of the Company or its Subsidiaries and, to the Company’s Knowledge, is a valid and binding obligation of the other parties thereto, enforceable against the Company or its Subsidiaries, and to the Company’s Knowledge, the other parties thereto, in accordance with its terms, subject to the Bankruptcy and Equity Exception. The Company and its Subsidiaries (as applicable) have performed, in all material respects, all obligations required to be performed by them under each Material Contract. Neither the Company or its Subsidiaries nor, to the Company’s Knowledge, any other parties thereto, is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which they are a party, by which their respective assets, business, or operations may be bound or affected, or under which their respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as set forth in Section 5.03(k)(ii) of the Company’s Disclosure Schedule, no power of attorney or similar authorization given directly or indirectly by the Company or any of its Subsidiaries is currently outstanding. With respect to the Material Contracts, to the Company’s Knowledge, no event has occurred, and no circumstance or condition exists that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (A) give any Person the right to declare a default or exercise any remedy under any Material Contract, (B) give any Person the right to accelerate the maturity or performance of any Material Contract, or (C) give any Person the right to cancel, terminate or modify any Material Contract.

(l)No Brokers. No action has been taken by the Company or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, other than fees to be paid to Truist Securities, Inc. and Swan Hill Advisors, LLC, which are set forth in Section 5.03(l) of the Company’s Disclosure Schedule. Copies of all agreements with Truist Securities, Inc. and Swan Hill Advisors, LLC have been previously provided or made available to First Foundation.

(m)Employee Benefit Plans.

(i)All benefit and compensation plans, contracts, policies or arrangements maintained, contributed to, obligated to be contributed to, or sponsored by the Company and its Subsidiaries or in which any of the current or former employees of the Company and its Subsidiaries (the “Employees”) or other service providers of the Company and its Subsidiaries participate, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, any pension, retirement, profit sharing, medical, life, accidental death and dismemberment, disability, dental, vision, compensation, severance, termination pay, salary continuation, unemployment, workers’ compensation, vacation, sick pay, paid-time off, retention, employment, consulting, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights or other stock-based incentive, cafeteria or flexible benefit, adoption or educational assistance, and bonus or other cash-based incentive, or other similar plans, agreements, programs, policies or other arrangements (whether written or oral and whether or not qualified or funded) or any such plan for which the Company may have any liability including, without limitation, as a result of being deemed a single employer with any ERISA Affiliate (collectively, the “Benefit Plans”), are set forth in Section 5.03(m)(i) of the Company’s Disclosure Schedule. True and complete copies of the following documents have been provided or made available to First Foundation: (A) all Benefit Plan documents and all written agreements underlying a funding medium for any Benefit Plan including, but not limited to, any trust instruments, group annuity contracts, insurance contracts, certificate of coverage and other similar agreements entered into in connection with any Benefit Plans and all amendments thereto; (B) the three most recent annual reports (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination or opinion or advisory letter issued by the IRS for each Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (F) the three most recent actuarial reports, if any, relating to each Benefit Plan; (G) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA; (H) the minimum coverage and discrimination testing results for each applicable Benefit Plan for the three most recently completed plan years; and (I) copies of all non-routine correspondence received from or delivered to the IRS or the DOL since December 31, 2019.

(ii)Each Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable Law and has been operated in accordance with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. Company and any ERISA Affiliate has complied in all material respects with the Patient Protection and Affordable Care Act, as amended by the Health Care and Reconciliation Act of 2010, and the requirements of Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder. All required reports and notices with respect to each Benefit Plan have been timely and accurately filed with the IRS and DOL as appropriate, and provided to participants in the Benefit Plan. No asset of either the Company or any of its ERISA Affiliates is subject to a Lien imposed under ERISA or the Code. Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has either received a favorable determination letter from the IRS, or is the subject of an advisory or opinion letter issued on a pre-approved plan document upon which such Pension Plan is based, and Company has no Knowledge of any circumstances reasonably likely to result in revocation of any such favorable determination letter, the inability of the Company to rely on any such advisory or opinion letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Since December 31, 2019, neither the Company nor any of its Subsidiaries has received any correspondence or written or verbal notice from the IRS, DOL, any other Governmental Entity, a Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification or compliance of any such Benefit Plan. There is no pending or, to the Company’s Knowledge, threatened proceeding, lawsuit or claim (other than a routine claim for benefits) relating to the Benefit Plans. Neither the Company nor any of its Subsidiaries is subject to or could reasonably be likely to be subject to a material Tax, fine, penalty or material liability of any kind under either the Code or ERISA with respect to any Benefit Plan. There are no matters pending before the IRS, DOL or other Governmental Entity with respect to any Benefit Plan. Since January 1, 2017, no Benefit Plan or related trust has been the subject of an audit, investigation or examination by a Governmental Entity. Neither the Company nor any other “disqualified person” (within the meaning of Section 4975 of the Code) nor any “party in interest” (within the meaning of Section 3(14) of ERISA) has engaged in any nonexempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any Benefit Plan.

(iii)Neither the Company nor any ERISA Affiliate maintains or contributes to any Pension Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, a multiple employer plan (as defined in Section 413(c) of the Code) or multiemployer plan (as defined in 4001(a)(3) of ERISA), a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or a Retiree Welfare Plan, other than those disclosed and identified as such in Section 5.03(m)(iii) of the Company’s Disclosure Schedule. Except as set forth in Section 5.03(m)(iii) of the Company’s Disclosure Schedule, no Benefit Plan holds as an asset an annuity contract, guaranteed investment contract or other investment contract issued by an insurance company.

(iv)All contributions required to be made under the terms of any Benefit Plan (including any amounts withheld from employees’ paychecks with respect to a Benefit Plan) and premiums required to be paid have been timely made in accordance with the terms of the applicable Benefit Plan and applicable Law. All contributions for any period ending on or before the Closing Date that are not yet due have been made or have been reflected appropriately in the Company Financial Statements. Benefits under each Benefit Plan that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA), with the exception of any flexible spending arrangements subject to Sections 125 and 105 of the Code and health savings accounts (within the meaning of Section 223 of the Code), are provided exclusively through insurance contracts or policies issued by an insurance company, health maintenance organization, or similar organization unrelated to the Company or any ERISA Affiliate, the premiums for which are paid directly by the Company or an ERISA Affiliate thereof, from its general assets or partly from its general assets and partly from contributions by its employees. No insurance policy or contract relating to a Benefit Plan requires or permits a retroactive increase to premiums or payments due thereunder.

(v)Except as set forth in Section 5.03(m)(v) of the Company’s Disclosure Schedule, none of the execution of this Agreement, the Company Shareholder Approval or the consummation of the Transaction, either alone or in connection with any other event, (A) entitle any Employees or any current or former director or independent contractor of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment or service after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under, or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code. The Company will make available to First Foundation the Company’s calculations under Section 280G of the Code and all related underlying back-up information and agreements taken into account in the performance of such calculations or deemed necessary by First Foundation, including, without limitation, pertinent Form W-2 information for any “disqualified individuals” determined in accordance with Q&A-15 of Treasury Regulation § 280G-1. Neither the Company nor any of its Subsidiaries has any liability or is a party with respect to any gross-up provision or agreement in connection with Section 280G of the Code or excise Taxes under Section 4999 of the Code.

(vi)Neither the Company nor any of its Subsidiaries has now, nor has had, the obligation to maintain, establish, sponsor, participate in or contribute to any Benefit Plan or other similar arrangement that is subject to any law or applicable custom or rule of any jurisdiction outside of the United States. No compensation paid (or to be paid) under any Benefit Plan has been or will be non-deductible under Code Sections 162 or 409A.

(vii)Each Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) (hereinafter referred to as a “Company NQDP”) has been maintained, as to both form and operation, in compliance with Section 409A of the Code. No event in connection with a Company NQDP has occurred which would subject a participant to inclusion of income under Section 409A(a)(1) of the Code and neither the Company nor any ERISA Affiliate has any liability or is a party with respect to any gross-up provision or agreement in connection with any income inclusion, interest or additional Tax payable in accordance with Section 409A of the Code.

(viii)Except as set forth in Section 6.12(d), neither the Company nor any Subsidiary has (A) announced its intention, made any amendment or any binding commitment, or given written or oral notice providing that it will increase benefits under any Benefit Plan, (B) created or adopted any arrangement that would be considered a Benefit Plan once established, or (C) agreed not to exercise any right or power to amend, suspend or terminate any Benefit Plan.

(n)Labor Matters.

(i)Section 5.03(n)(i) of the Company’s Disclosure Schedule sets forth (A) the name, title, date of hire or retention and total compensation of each employee, independent contractor or consultant of the Company and each of its Subsidiaries, (B) all bonuses and other incentive compensation received by such employees, independent contractors and consultants in 2020 and 2021 and any accrual for such bonuses and incentive compensation, (C) all persons who will be (as of the Effective Time) “specified employees” of the Company within the meaning of Code Section 409A and (D) all contracts, agreements, commitments or arrangements by the Company and each of its Subsidiaries regarding compensation with any of its respective officers, employees, independent contractors and consultants, including those to increase the compensation or to modify the conditions or terms of employment.

(ii)To the Company’s Knowledge, no officer or director of the Company or any of its Subsidiaries or any employee, independent contractor or consultant of the Company or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, that could adversely affect the ability of the Company or any of its Subsidiaries to conduct its business as currently conducted.

(iii)Neither the Company nor any of its Subsidiaries has (A) classified any individual as an “independent contractor” or similar status who, under applicable Law or the provisions of any Benefit Plan, should have been classified as an employee or (B) incurred any liability for improperly excluding any Person from participating in any Benefit Plan who provides or provided services to the Company or any of its Subsidiaries, in any capacity.

(iv)Except as set forth in Section 5.03(n)(iv) of the Company’s Disclosure Schedule, none of the officers, employees or consultants of the Company or any of its Subsidiaries has informed the Company or such Subsidiary of his or her intent, nor does the Company have any Knowledge of any of the officers, employees or consultants of the Company or any of its Subsidiaries having an intention, to terminate employment with the Company or any of its Subsidiaries during the next twelve (12) months.

(v)Neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement, arrangement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to the Company’s Knowledge, threatened, nor does the Company have any Knowledge of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity, either currently or during the past three (3) years. Each of the Company and its Subsidiaries has paid in full all wages, salaries, commissions, bonuses, benefits and other compensation currently due to its employees or otherwise arising on a current basis under any Company policy, practice, agreement, plan, or program, or any applicable statute or other law. Except as set forth in Section 5.03(n)(v) of the Company’s Disclosure Schedule, the employment of each officer and employee of the Company and each of its Subsidiaries is terminable at the will of the Company or such Subsidiary.

(vi)Except as set forth in Section 5.03(n)(vi) of the Company’s Disclosure Schedule, (A) there is no pending or, to the Company’s Knowledge, threatened legal proceeding involving the Company or any of its Subsidiaries, on the one hand, and any present or former employee(s) of the Company or any of its Subsidiaries, on the other hand, and (B) no other Person, to the Company’s Knowledge, has threatened any claim or any legal proceeding against the Company or any of its Subsidiaries (or, to the Company’s Knowledge, against any officer, director or employee of the Company or any of its Subsidiaries) relating to employees or former employees of the Company or any of its Subsidiaries, including any such claim or legal proceeding arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act or the Family and Medical Leave Act). Neither the Company nor any of its Subsidiaries has committed any unfair labor practice.

(vii)The Company and each of its Subsidiaries is, and at all times since December 31, 2019 has been, in compliance with all applicable Laws relating to labor, employment, termination of employment or similar matters, including, but not limited to, such Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and employee terminations, and all COVID-19 Measures enacted in response to the COVID-19 pandemic, and has not engaged in any unfair labor practices or similar prohibited practices.

(o)Environmental Matters. Except as set forth in Section 5.03(o) of the Company’s Disclosure Schedule, (i) there are no legal, administrative, arbitral or other proceedings, claims, actions, or, to the Company’s Knowledge, environmental investigations or remediation activities by a Governmental Entity or third party, seeking to impose, or that reasonably could be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Laws pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, which liability or obligation could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation that could have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; (ii) the Company and each of its Subsidiaries is in compliance in all material respects with applicable Environmental Laws; (iii) no real property (including buildings or other structures) currently or, to the Company’s Knowledge, formerly owned or operated by the Company or any of its Subsidiaries (“Company Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance in violation of Environmental Law or that requires investigation or remediation under an Environmental Law, that has resulted, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on the Company; (iv) neither the Company nor any of its Subsidiaries are the “owner or operator” of, nor have “participated in the management” regarding Hazardous Substances at, any Company Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance in violation of any Environmental Law or that requires investigation or remediation under any Environmental Law, that has resulted, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on the Company; (v) neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any Person whose liability the Company or any of its Subsidiaries has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law, and neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity relating to any Environmental Law, or agreement with any third party resolving claims under any Environmental Law, which has not been fully satisfied or discharged; (vi) there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving any currently or, to the Company’s Knowledge, formerly owned or operated property, any Company Loan Property, or to the Company’s Knowledge any Person whose liability Company or any of its Subsidiaries has assumed, whether contractually or by operation of law, that could reasonably be expected to result in any claims, liability or investigations against the Company, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Company Loan Property, which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and (vii) the Company has provided and made available to First Foundation copies of all material environmental reports or studies, sampling data, correspondence, filings and other material environmental information in its possession or reasonably available to it relating to the Company, its Subsidiaries and any currently or formerly owned or operated property.

As used herein, the term “Environmental Laws” means any Law relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq. and related or similar state and local laws and regulations. The term “Hazardous Substance” means any substance that is: (X) listed, classified or regulated pursuant to any Environmental Law, (Y) any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation or (Z) any other substance which is the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.

(p)Tax Matters.

(i)(A) All Tax Returns that are required to be filed on or before the Closing Date (taking into account any extensions of time within which to file that have not expired) by or with respect to any member of the Company Group have been or will be timely filed on or before the Closing Date, (B) all such Tax Returns are or will be true, correct and complete in all material respects, (C) all Taxes due and payable by or with respect to any member of the Company Group (whether or not shown as due on any Tax Return) have been timely paid in full, (D) the unpaid Taxes of each member of the Company Group did not, as of the date of the most recent financial statements included in the Company Financial Statements, exceed the reserve for Tax liability set forth on the face of such financial statements and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the applicable member of the Company Group in filing its Tax Returns, (E) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, (F) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (G) no statutes of limitation with respect to any Taxes of any member of the Company Group have been waived by or on behalf of such member of the Company Group.

(ii)The Company has made available to First Foundation (A) true and correct copies of the U.S. federal, state, local and foreign income Tax Returns filed by or on behalf of each member of the Company Group for each of the three most recent fiscal years for which such returns have been filed and (B) any audit report issued within the last three years relating to Taxes due from or with respect to any member of the Company Group or its income, assets or operations. Section 5.03(p)(ii) of the Company’s Disclosure Schedule sets forth any income or franchise Tax Returns filed by or on behalf of any member of the Company Group that have been examined by any taxing authority since January 1, 2017.

(iii)To the Knowledge of the Company, except as set forth in Section 5.03(p)(iii) of the Company’s Disclosure Schedule, there are no audits or investigations by any taxing authority or proceedings in progress with respect to any member of the Company Group, nor has any member of the Company Group received any notice from any taxing authority that it intends to conduct such an audit or investigation.

(iv)No claim has been made in writing during the past five (5) years by a taxing authority in a jurisdiction where any member of the Company Group does not already file Tax Returns that such member of the Company Group is or may be subject to taxation by that jurisdiction.

(v)Each member of the Company Group has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the withholding and payment of Taxes.

(vi)No member of the Company Group has a permanent establishment in any country other than the United States under any applicable Tax treaty between the United States and such other country and is not subject to income Tax in any country other than the United States.

(vii)There are no Liens or other encumbrances on any of the assets of any member of the Company Group that arose in connection with any failure (or alleged failure) to pay any Tax.

(viii)No closing agreements, extensions of time within which to file any Tax Return, private letter rulings (or comparable rulings), technical advice memoranda or similar agreements or rulings have been entered into, requested of or issued by any taxing authority with respect to any member of the Company Group.

(ix)No member of the Company Group has been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Section 368 of the Code. No member of the Company Group has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares that was reported or otherwise constituted a distribution of shares under Section 355 of the Code in the two (2) years prior to the date of this Agreement or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Transaction contemplated by this Agreement.

(x)No member of the Company Group is or has been, a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; the Transaction contemplated by this Agreement is not subject to withholding under Section 1445 of the Code, and no stock transfer Taxes, sales Taxes, use Taxes or real estate transfer or gains Taxes will be imposed on the Transaction contemplated by this Agreement.

(xi)No member of the Company Group will be required to include any material item of income in, or exclude any material item of deduction from its taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date: (A) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of the Code or of the Tax laws of any state or locality), (B) an installment sale or open transaction, (C) a prepaid amount, (D) a change in the accounting method of the Company pursuant to Section 481 of the Code (or any corresponding or similar provision of the Code or of the Tax laws of any state or locality), or (E) an election made pursuant to Section 108(i) or Section 965 of the Code.

(xii)Except as set forth in Section 5.03(p)(xii) of the Company’s Disclosure Schedule, no member of the Company Group is a party to any Tax sharing, Tax allocation or similar agreement or arrangement (whether or not written) with any Person.

(xiii)No member of the Company Group has (A) consummated or participated in, and is not currently participating in, any transaction which was or is a “tax shelter” transaction as defined in Section 6662, 6011, 6111 or 6112 of the Code, the Treasury Regulations or other related published guidance from the IRS or (B) engaged in any transaction that could give rise to (1) a registration obligation with respect to any Person under Section 6111 of the Code or the Treasury Regulations, (2) a list maintenance obligation with respect to any person under Section 6112 of the Code or the Treasury Regulations, or (3) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code or the Treasury Regulations.

(xiv)Except as set forth in Section 5.03(p)(xiv) of the Company’s Disclosure Schedule, no power of attorney granted by any member of the Company Group relating to Taxes is currently in force.

(xv)No member of the Company Group has been a member of a consolidated, combined, unitary or affiliated group (other than a group of which the Company is the parent) or has any liability for Taxes of any Person (other than another member of the Company Group) under Section 1.1502-6 of the Treasury Regulations or any similar provision of state, local, or foreign law, or as a transferee or successor, by contract, or otherwise.

(xvi)No member of the Company Group has taken any action or failed to take any action, or is aware of any fact or circumstance, in each case, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(xvii)Except as set forth in Section 5.03(p)(xvii) of the Company’s Disclosure Schedule, no member of the Company Group has deferred any payroll Taxes or availed itself of any of the Tax deferral, credits or benefits pursuant to the Coronavirus Aid, Relief, and Economic Security Act or otherwise taken advantage of any change in applicable law in connection with the COVID-19 outbreak that has the result of temporarily reducing (or temporarily delaying the due date of) otherwise applicable Tax payment obligations of any member of the Company Group to any Governmental Entity which have not yet been paid.

(q)Risk Management Instruments. None of the Company nor or any of its Subsidiaries is a party to, owns or has agreed to enter into or acquire any Derivatives Contract (including various combinations thereof) or any securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) could have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(r)Loans; Nonperforming and Classified Assets.

(i)Each outstanding Loan (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent secured, has been secured by valid Liens which have been perfected and (C) to the Company’s Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. The notes or other credit or security documents with respect to each such outstanding Loan were in compliance with all applicable Laws at the time of origination or purchase by the Company or its Subsidiaries.

(ii)Each outstanding Loan was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained in accordance with the relevant notes or other credit or security documents and the Company’s written underwriting standards, in each case, in compliance with all applicable requirements of applicable Law and the Company’s policies and procedures. There are no oral modifications or amendments or additional agreements related to the Loans. All such Loans are owned by the Company or its Subsidiaries free and clear of any Liens. No claims of defense as to the enforcement of any Loan have been asserted against the Company or any of its Subsidiaries for which there is a reasonable possibility of a material adverse determination, and the Company has no Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of a material adverse determination. No Loans are presently serviced by third parties, and there is no obligation which could result in any Loan becoming subject to any third party servicing. None of the agreements pursuant to which the Company or any of its Subsidiaries has sold or is servicing (A) Loans or pools of Loans or (B) participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein or to pursue any other form of recourse against the Company or any of its Subsidiaries.

(iii)Except as set forth in Section 5.03(r)(iii) of the Company’s Disclosure Schedule, neither the Company nor any of its Subsidiaries (A) has purchased or sold any Loans or pools of Loans, or participations in Loans or pools of Loans since January 1, 2019, or (B) is a party to a contract that requires the Company or any of its Subsidiaries to sell or purchase any Loans or pools of Loans, or participations in Loans or pools of Loans.

(iv)Section 5.03(r)(iv) of the Company’s Disclosure Schedule sets forth a list of (A) each Loan that as of April 30, 2021 (1) was contractually past due sixty (60) calendar days or more in the payment of principal and/or interest, (2) was on non-accrual status, (3) was classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “credit risk assets,” “concerned loans,” “watch list,” “impaired” or “special mention” (or words of similar import) by the Company, any of its Subsidiaries or any Governmental Authority (collectively, “Criticized Loans”), (4) for which a specific reserve allocation existed in connection therewith, (5) was required to be accounted for as a troubled debt restructuring in accordance with ASC 310-40, or (6) is subject to payment deferral under the CARES Act or would be otherwise be accounted for as a troubled debt restructuring but for the CARES Act, (B) each Loan that, as of April 30, 2021, had a total outstanding balance and/or unfunded commitment of $250,000 or more and that, as of such date, (1) a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the Loans are less than ninety (90) calendar days past due, (2) the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (3) where a specific reserve allocation exists in connection therewith, and (C) each asset of the Company or any of its Subsidiaries that, as of April 30, 2021, was classified as “other real estate owned,” “other repossessed assets” or as an asset to satisfy Loans, and the book value thereof as of such date. For each loan identified in accordance with the immediately preceding sentence, Section 5.03(r)(iv) of the Company’s Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of April 30, 2021.

(v)No agreement pursuant to which the Company or any of its Subsidiaries has sold or is servicing Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein, or entitles the buyer of such Loans or pool of Loans or participation in Loans or pools of Loans or any other Person to pursue any other form of recourse against Company or any of its Subsidiaries. There has not been any claim made by any such buyer or other Person for repurchase or other similar form of recourse against the Company or any of its Subsidiaries nor, to the Knowledge of the Company, are there any facts or circumstances that could reasonably give rise to any such claim.

(vi)Section 5.03(r)(vi) of the Company’s Disclosure Schedule sets forth a list of all Loans outstanding as of the date of this Agreement by the Company or any of its Subsidiaries to any directors, officers and principal shareholders (as such terms are defined in Regulation O of the FRB (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries. There has been no default, or forgiveness or waiver, in whole or in party, on or of any such loan during the two years immediately preceding the date of this Agreement. There are no executive officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O, and all such Loans are and were originated in compliance with all applicable Laws.

(vii)To the extent that either the Company or Company Bank has originated or otherwise participated in any program or benefit created or modified by the Coronavirus Aid, Relief, and Economic Security Act, including but not limited to the Paycheck Protection Program (“PPP”), it has done such in good faith and in material compliance with all Laws governing such program, including but not limited to all regulations and guidance issued by the SBA with the respect to loans originated pursuant to or in association with the PPP. The Company and Company Bank have not originated any loan under the PPP to any “Insider”, as the term is defined under Regulation O of the FRB (12 C.F.R. Part 215). To the extent that either the Company or Company Bank has originated or otherwise participated in any program or benefit created or modified by, or offered in association with, the FRB’s Main Street Lending Program, or extended credit or participated in any loan facility offered in conjunction with the Main Street Lending Program, such has been done in good faith and in material compliance with all Laws governing the program, including without limitation all regulations and guidance issued by the FRB, and in accordance with safe and sound banking practices.

(viii)Neither the Company nor any of its Subsidiaries is (A) now nor has it ever been since December 31, 2019 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by any Governmental Authority relating to the origination or servicing of Loans or (B) aware of any actual or threatened claim, proceeding or investigation with respect thereto by any Person.

(ix)Since December 31, 2019, the Company and each of its Subsidiaries has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any Loan originated by the Company or any of its Subsidiaries satisfied: (A) all applicable Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, loan modification, loss mitigation or filing of claims in connection with such Loans, including, to the extent applicable, all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending Laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, in each case applicable as of the time of such origination, processing, underwriting or credit approval; (B) the responsibilities and obligations relating to such Loans set forth in any contract between the Company or any of its Subsidiaries, on the one hand, and any Governmental Authority, loan investor or insurer, on the other hand; (C) the applicable rules, regulations, guidelines, handbooks and other requirements of any Governmental Authority, loan investor or insurer, in each case applicable as of the time of such origination, processing, underwriting or credit approval; and (D) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each such Loan; in each case applicable as of the time of such origination, processing, underwriting or credit approval.

(x)Since December 31, 2019, the Company and each of its Subsidiaries have not engaged in, and, to the Company’s Knowledge, no third-party vendors (including outside law firms and other third-party foreclosure services providers used by the Company or by any of its Subsidiaries, as applicable) has engaged in, directly or indirectly, (A) any foreclosures in violation of any applicable Law, including but not limited to the

Servicemembers Civil Relief Act, or in breach of any binding agreement with any Governmental Entity or (B) the conduct referred to as “robo-signing” or any other similar conduct of approving or notarizing documents relating to Loans that do not comply with any applicable Law.

(xi)Since December 31, 2019, the Company has not foreclosed upon, managed or taken a deed or title to, any real estate (other than single-family residential properties) without complying with all applicable FDIC environmental due diligence standards (including FDIC Bulletin FIL-14-93, and update FIL-98-2006) or foreclosed upon, managed or taken a deed or title to, any such real estate if the environmental assessment indicates the liabilities under Environmental Laws are likely in excess of the asset’s value.

(s)Properties.

(i)Section 5.03(s)(i) of the Company’s Disclosure Schedule contains a complete and correct list of all real property or premises owned or operated by the Company as of the date hereof. Other than as disclosed in Section 5.03(s)(i) of the Company’s Disclosure Schedule, none of the Company or any of its Subsidiaries owns, and no such entity is in the process of foreclosing (whether by judicial process or by power of sale) or otherwise in the process of acquiring title to, except pursuant to foreclosures which are pending in the ordinary course of business consistent with past practice, any real property or premises on the date hereof in whole or in part.

(ii)Section 5.03(s)(ii) of the Company’s Disclosure Schedule contains a complete and correct list of all real property or premises leased or subleased in whole or in part by the Company or any of its Subsidiaries, and together with a list of applicable leases or subleases and the name of the lessor or sublessor.

(iii)To the Company’s Knowledge, all real and personal property owned by the Company or any of its Subsidiaries or presently used by any of them in their respective business is in a good condition (ordinary wear and tear excepted) and is sufficient to carry on their respective business in the ordinary course of business consistent with their past practices. The Company has good, marketable and indefeasible title, free and clear of all Liens, to all of the material properties and assets, real and personal, reflected on the consolidated balance sheet of the Company as of March 31, 2021, or acquired after such date, other than properties sold by the Company or any of its Subsidiaries in the ordinary course of business, except (A) Liens for current taxes and assessments not yet due or payable for which adequate reserves have been established, (B) pledges to secure deposits incurred in the ordinary course of its banking business consistent with past practice, (C) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, (D) as reflected on the consolidated balance sheet of the Company as of March 31, 2021.

(iv)All real and personal property which is material to the Company’s business on a consolidated basis and leased or licensed by the Company or any of its Subsidiaries is held pursuant to leases or licenses which are valid obligations of the Company or any of its Subsidiaries and, to the Company’s Knowledge, are valid and binding obligations of the other parties thereto, enforceable against the Company or such Subsidiary of the Company, and to

Company’s Knowledge, the other parties thereto, in accordance with their terms, subject to the Bankruptcy and Equity Exception.

(v)Except as set forth in Section 5.03(s)(v) of the Company’s Disclosure Schedule, such leases will not terminate or lapse prior to the Effective Time and the Company and each of its Subsidiaries has the right to use and occupy such leased real property for the full term, and in accordance with the conditions of the lease relating thereto. Neither the Company nor any of its Subsidiaries has received any written notice of termination, cancellation, breach or default under any such real property lease and, to the Knowledge of the Company as of the date hereof, no event has occurred, and no circumstances or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any real property lease, (B) give any Person the right to declare a default or exercise any remedy under any real property lease, (C) give any Person the right to accelerate the maturity or performance of any real property lease, or (D) give any Person the right to cancel, terminate or modify any real property lease. To the Company’s Knowledge, the Company and its Subsidiaries are in compliance with all applicable health and safety related requirements for the real property owned by any of them, including those requirements under the Americans with Disabilities Act of 1990, as amended. None of the owned or leased premises or properties described in paragraph (i) or (ii) above have been condemned or otherwise taken by any Governmental Entity and no condemnation or taking is threatened or contemplated and none thereof is subject to any claim, contract or law which might adversely affect its use or value for the purposes now made of it.

(vi)Except as set forth in Section 5.03(s)(vi) of the Company’s Disclosure Schedule, (A) neither the Company nor any of its Subsidiaries has granted any options or rights of first refusal to purchase any real property owned by the Company or any of its Subsidiaries (or any portion thereof or interest therein), (B) neither the Company nor any of its Subsidiaries has leased, subleased, licensed or granted occupancy rights in any portion or any real property owned by the Company or any of its Subsidiaries, (C) to the Company’s Knowledge, no other Person has any rights to the use, occupancy or enjoyment of any real property owned by the Company or any of its Subsidiaries pursuant to any lease, sublease, license, occupancy or other agreement.

(vii)Except as set forth in Section 5.03(s)(vii) of the Company’s Disclosure Schedule, the real property owned by the Company or any of its Subsidiaries (A) is occupied under a valid certificate of occupancy or similar permit, (B) the Transaction will not require the issuance of any new or amended certificate of occupancy and, (C) to the Company’s Knowledge, there are no facts that would prevent any such property from being occupied and used by First Foundation Bank after the Closing in the same manner as occupied by the Company immediately prior to the Closing.

(viii)To the Company’s Knowledge, (x) all improvements on the real property owned by the Company or any of its Subsidiaries are wholly within the lot limits of such real property and do not encroach on any adjoining premises or easement or similar property right benefiting such real property, and (y) there are no encroachments on any real property owned by the Company or any of its Subsidiaries or any easement of property, right or benefit appurtenant thereto by any improvements located on any adjoining property which detract from the use therefrom.

(t)Intellectual Property; Information Technology; Security.

(i)Each of the Company and its Subsidiaries owns or possesses valid and binding licenses and other rights to use all Intellectual Property used by the Company and its Subsidiaries in the conduct of its business as currently conducted, and neither the Company nor any of its Subsidiaries has received any notice of conflict or allegation of invalidity with respect thereto that asserts the right of others. Section 5.03(t)(i) of the Company’s Disclosure Schedule lists all registered Intellectual Property owned by the Company and its Subsidiaries, and all contracts to which the Company and its Subsidiaries has licensed Intellectual Property from third parties that is material to the operation of the Company and its Subsidiaries (other than commercially available “shrink wrap” or “click wrap” licenses). Each of the Company and its Subsidiaries owns or has a valid right to use or license such Intellectual Property, free and clear of all Liens (except any restrictions set forth in any licensed Intellectual Property), and has performed all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Company’s Knowledge, such Intellectual Property is valid and enforceable, subject to the Bankruptcy and Equity Exception.

(ii)Each of the Company and its Subsidiaries owns or is validly licensed to use (in each case, free and clear of any Liens, except), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (B) to the Company’s Knowledge, the use of any Intellectual Property by the Company or any of its Subsidiaries and the conduct of their respective businesses as currently conducted does not infringe on or otherwise violate the legal rights of any Person; (C) to the Company’s Knowledge, no Person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or any of its Subsidiaries; and (D) neither the Company nor any of its Subsidiaries has received any written notice or otherwise has Knowledge of any pending legal proceeding against the Company or any of its Subsidiaries with respect to any Intellectual Property used by the Company or any of its Subsidiaries, or any Intellectual Property owned by any Person, and as of the date hereof, the Company and its Subsidiaries are unaware of any facts or events that would give rise to any legal proceeding against the Company or any of its Subsidiaries that is likely to succeed,

(iii)To the Company’s Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the Company’s and its Subsidiaries respective businesses (collectively, “Company IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use. The Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct business as currently conducted. Neither the Company nor any of its Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the Company IT Systems. The Company and its Subsidiaries have taken commercially reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of its business. Neither the Company nor any of its Subsidiaries is in breach of any Material Contract related to any Company IT Systems.

(iv)Except as set forth in Section 5.03(t)(iv) of the Company’s Disclosure Schedule, to the Company’s Knowledge, since January 1, 2019, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of the Company and its Subsidiaries.

(v)The Company and its Subsidiaries have established and implemented written policies regarding privacy, cyber security and data security that are commercially reasonable, and, to the Company’s Knowledge, consistent with (A) reasonable practices in the industry, and (B) any commitments of the Company or any of its Subsidiaries (such policies, collectively, the “Privacy and Security Policies”).

(vi)Within the prior three- (3) year period, the Company and each of its Subsidiaries have (A) complied with all of their respective Privacy and Security Policies and contractual obligations, and all applicable Laws, in each case, regarding Personal Information, including with respect to the collection, use, storage, processing, transmission, transfer, disclosure and protection of Personal Information, and (B) used commercially reasonable measures consistent with reasonable practices in the industry to ensure the confidentiality, privacy and security of Personal Information, and to the Company’s Knowledge, no Person has gained unauthorized access to or misused any Personal Information.

(u)Investment Securities. Section 5.03(u) of the Company’s Disclosure Schedule contains a true, correct and complete list, as of April 30, 2021, of the investment securities of the Company and its Subsidiaries, as well as any purchases or sales of investment securities by the Company or its Subsidiaries between April 30, 2021 to and including the date of this Agreement reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values and coupon rates, and any gain or loss with respect to any investment securities sold during such time period after April 30, 2021.

(v)Fiduciary Accounts. The Company and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Laws. Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(w)Books and Records. The books and records of the Company and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of the Company and its Subsidiaries.

(x)Insurance. Section 5.03(x) of the Company’s Disclosure Schedule lists and summarizes all of the insurance policies, binders, or bonds currently maintained by the Company and its Subsidiaries (“Insurance Policies”), which summary includes for each Insurance Policy, the name of the insurance carrier, annual premiums, and the amount of coverage per event and, in the aggregate, a named insured (including any additional insured that may be required), or otherwise the beneficiary of the coverage. The Company and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as are customary and prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; neither the Company nor any of its Subsidiaries is in default thereunder; no event has occurred which, with notice or lapse of time, or both, would constitute a default or permit termination, modification or acceleration under such policies; all premiums due and payable with respect to the Insurance Policies have been timely and fully paid; and all claims thereunder have been filed in due and timely fashion. Except as set forth in Section 5.03(x) of the Company’s Disclosure Schedule, there is no claim for coverage by the Company or any of its Subsidiaries pending under any Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies or in respect of which such underwriters have reserved their rights. Neither the Company nor any of its Subsidiaries have received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any Insurance Policies.

(y)Allowance For Loan Losses. Company Bank’s allowance for loan and lease losses (“ALLL”) is, and shall be as of the Effective Time, in compliance with Company Bank’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

(z)Transactions With Affiliates. The Company has not engaged in any transactions with Affiliates within the meaning of Sections 23A and 23B of the Federal Reserve Act. All agreements between the Company or any of its Subsidiaries and any of their respective Affiliates comply in all material respects, to the extent applicable, with Regulation W of the FRB.

(aa)Required Vote; Antitakeover Provisions.

(i)The Company Shareholder Approval is the only vote of the shareholders of the Company required by Law, the Company Articles, the Company Bylaws, or otherwise to approve this Agreement and the Merger.

(ii)No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation under the FBCA or any applicable provisions of the takeover laws of any other state (and any comparable provisions of the Company Articles and Company Bylaws), apply or will apply to this Agreement, the Bank Merger Agreement or the Transaction.

(bb)Transactions in Securities.

(i)Since December 31, 2019, all offers and sales of Company Capital Stock by the Company were at all relevant times exempt from, or complied with, the registration requirements of the Securities Act.

(ii)Neither the Company, none of its Subsidiaries, nor, to the Company’s Knowledge, (A) any director or executive officer of the Company or any of its Subsidiaries, (B) any Person related to any such director or officer by blood, marriage or adoption and residing in the same household and (C) any Person who has been knowingly provided material nonpublic information by any one or more of these Persons, has purchased or sold, or caused to be purchased or sold, any shares of Company Common Stock or other securities issued by the Company (1) during any period when the Company was in possession of material nonpublic information, or (2) in violation of any applicable provision of federal or state securities laws, rules or regulations.

(iii)With respect to all contracts pursuant to which the Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, the Company or such Subsidiary has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral is reasonably believed to equal or exceed the amount of debt secured thereby.

(cc)Ownership of First Foundation Common Stock. Except as set forth in Section 5.03(cc) of the Company’s Disclosure Schedule, none of the Company or any of its Subsidiaries, or to the Company’s Knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of First Foundation Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties, shares held in an index or mutual fund, or as a result of debts previously contracted).

(dd)Disclosure. The representations and warranties contained in this Section 5.03, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

(ee)No Additional Representations. Except for the representations and warranties made by the Company in this Section 5.03 and as Previously Disclosed, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby expressly disclaims any such other representations and warranties.

V.04Representations and Warranties of First Foundation. Except as (i) disclosed in First Foundation’s Disclosure Schedule or (ii) disclosed in any report, schedule, form or other document filed with or furnished to the SEC (including the exhibits and other information incorporated therein) by First Foundation since December 31, 2019 but prior to the date hereof (excluding any disclosures related to Taxes, any disclosures under the heading “Risk Factors” and in any section relating to forward-looking, safe harbor or similar statements or to any other disclosures in such reports to the extent they are cautionary, predictive, or forward-looking in nature), First Foundation hereby represents and warrants to the Company as follows:

(a)Organization, Standing and Authority. First Foundation is duly organized, validly existing and in good standing under the Laws of the State of Delaware. First Foundation is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on First Foundation. First Foundation has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(b)First Foundation Capital Stock. As of the date hereof, the authorized capital stock of First Foundation consists solely of 70,000,000 shares of First Foundation Common Stock, of which 44,790,293 shares were issued and outstanding as of the close of business on May 31, 2021 and 5,000,000 shares of First Foundation Preferred Stock, of which no shares were issued and outstanding as of the date hereof. As of the close of business on May 31, 2021, there were 206,879 restricted stock units and 327,050 stock options outstanding. The outstanding shares of First Foundation Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of First Foundation Common Stock have been issued in violation of the preemptive rights of any Person. All shares of First Foundation Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued pursuant to this Agreement, will be validly and legally issued, fully paid and nonassessable, and will be, at the time of their delivery, free and clear of all Liens and any preemptive or similar rights. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of First Foundation, except for shares of First Foundation Common Stock issuable pursuant to the First Foundation Benefit Plans and by virtue of this Agreement.

(c)Subsidiaries. Each of First Foundation’s Subsidiaries has been duly organized, is validly existing and is in good standing, in each case under the Laws of the jurisdiction of its organization, and is duly licensed or qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on First Foundation. First Foundation Bank is a bank duly organized and validly existing under the Laws of the State of California that is duly authorized by the DFPI to conduct business as a commercial bank, and its deposit accounts are insured by the FDIC in the manner and to the maximum extent provided by applicable Law.

(d)Corporate Power. First Foundation and each of its Subsidiaries have all requisite power and authority (corporate and other) to carry on their respective businesses as they are now being conducted and to own all their respective properties and assets; and First Foundation has all requisite corporate power and authority and, other than receiving the First Foundation Stockholder Approval, has taken all corporate action necessary in order to execute, deliver and perform each of its obligations under this Agreement and to consummate the Merger, the Bank Merger and the transactions contemplated hereby.

(e)Corporate Authority. As of the date hereof, the First Foundation Board has, by resolutions duly adopted at a meeting duly called and held, (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of First Foundation and its stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, and (iii) resolved that such matters be submitted for consideration by its stockholders at a special meeting of such stockholders and that such matters be recommended for approval at such special meeting. First Foundation has duly authorized, executed and delivered this Agreement, and this Agreement (assuming due authorization, execution and delivery by the Company) is a valid and legally binding obligation of First Foundation, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception. The First Foundation Board has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of its financial advisor, D.A. Davidson & Co., to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio is fair from a financial point of view to First Foundation. As of the date hereof, the Bank Merger Agreement has been adopted and approved by the board of directors of First Foundation Bank and by First Foundation in its capacity as the sole shareholder of First Foundation Bank.

(f)Regulatory Approvals; No Defaults.

(i)No consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Entity or with any third party are required to be made or obtained by First Foundation or any of its Subsidiaries in connection with the execution, delivery or performance by First Foundation of this Agreement and by First Foundation Bank of the Bank Merger Agreement or to consummate the Transaction, except for (A) filings of applications or notices with, and approvals or waivers by, the FRB, the FDIC, the DFPI and the FOFR, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the issuance of First Foundation Common Stock in the Merger, (C) approval of the listing of such First Foundation Common Stock on the Nasdaq, (D) the filing of (1) the Delaware Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (2) the Florida Articles of Merger with the Secretary of State of Florida pursuant to the FBCA, (3) the Bank Merger Agreement with the Secretary of State of the State of California and the DFPI pursuant to the CGCL and CFC, and (4) articles of merger with respect to the Bank Merger with the Secretary of State of the State of Florida pursuant to the FBCA, and (E) the First Foundation Stockholder Approval. As of the date hereof, First Foundation is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by First Foundation and the Bank Merger Agreement by First Foundation Bank and the consummation of the Transaction do not and will not (A) constitute a material breach or material violation of, or a material default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any Law or agreement, indenture or instrument of First Foundation or of any of its Subsidiaries or to which First Foundation or any of its Subsidiaries or any of their respective assets or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the First Foundation Certificate, the First Foundation Bylaws or the organizational documents of any of First Foundation’s Subsidiaries or (C) require any consent or approval under any such Law, agreement, indenture or instrument.

(g)Financial Reports and SEC Reports; Material Adverse Effect.

(i)First Foundation’s Annual Report on Form 10-K for the year ended December 31, 2020 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2020 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, “First Foundation’s SEC Reports”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated statements of financial condition contained in or incorporated by reference into any such SEC Reports (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of First Foundation and its Subsidiaries as of its date, and each of the consolidated statements of operations and shareholders’ equity and other comprehensive income (loss) and cash flows or equivalent statements in such SEC Reports (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in shareholders’ equity and other comprehensive income (loss) and cash flows, as the case may be, of First Foundation and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

(ii)Since December 31, 2020, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to First Foundation.

(h)Legal Proceedings. No litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against First Foundation or its Subsidiaries and, to First Foundation’s Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding in any such case that, individually or in the aggregate, has or could be reasonably expected to have a Material Adverse Effect with respect to First Foundation. Neither First Foundation nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restrictions that, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect with respect to First Foundation.

(i)No Brokers. No action has been taken by First Foundation or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, other than a fee payable by First Foundation to D.A. Davidson & Co.

(j)Regulatory Matters.

(i)Since December 31, 2019, First Foundation and its Subsidiaries have duly filed with the appropriate regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable Laws, and such reports were in all material respects complete and accurate and in compliance in all material respects with the requirements of applicable Laws, and First Foundation has previously delivered or made available to the Company accurate and complete copies of all such reports. In connection with the most recent examination of First Foundation and its Subsidiaries by the appropriate regulatory authorities, neither First Foundation nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which First Foundation believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on First Foundation.

(ii)Except as set forth in Section 5.04(j)(ii) of First Foundation’s Disclosure Schedule, neither First Foundation nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has First Foundation or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Entity. First Foundation and its Subsidiaries have paid all assessments made or imposed by any Governmental Entity.

(iii)Neither First Foundation nor any of its Subsidiaries has been advised by, nor does First Foundation have any Knowledge of facts which could give rise to an advisory notice by, any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, board resolution, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

(iv)(A) Except as set forth in Section 5.03(j)(iv)(A) of First Foundation’s Disclosure Schedule, no Governmental Entity has initiated since December 31, 2019 or has pending any proceeding, enforcement action or, to the Knowledge of First Foundation, investigation or inquiry into the business, operations, policies, practices or disclosures of First Foundation or any of its Subsidiaries (other than normal examinations conducted by a Governmental Entity in the ordinary course of the business of First Foundation and its Subsidiaries), or, to the Knowledge of First Foundation, threatened any of the foregoing, and (B) there is no material unresolved violation, criticism, comment or exception by any Governmental Entity with respect to any report or statement relating to any examinations or inspections of First Foundation or any of its Subsidiaries.

(v)The most recent regulatory rating given to First Foundation Bank as to compliance with the Community Reinvestment Act is “satisfactory.” To the Knowledge of First Foundation, since the last regulatory examination of First Foundation Bank with respect to Community Reinvestment Act compliance, First Foundation Bank has not received any complaints as to the Community Reinvestment Act nor does First Foundation have Knowledge of any conditions or circumstances that would result in First Foundation Bank receiving a Community Reinvestment Act rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

(vi)Each of First Foundation and First Foundation Bank is, and immediately following the Effective Time will be, “well-capitalized” (as that term is defined at 12 CFR §225.2(r) or the relevant regulation of its primary federal bank regulator).

(k)Compliance With Laws.

(i)Each of First Foundation and its Subsidiaries is and at all times since December 31, 2019 has been in material compliance with all Laws applicable thereto or to the employees conducting such businesses, including, without limitation, Section 23A and 23B of the Federal Reserve Act and FRB regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the USA PATRIOT Act, the Electronic Fund Transfer Act and Regulation E of the FRB, all other applicable fair lending Laws and other Laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of First Foundation and its Subsidiaries related to customer data, privacy and security except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Foundation.

(ii)First Foundation and its Subsidiaries have all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to First Foundation’s Knowledge, no suspension or cancellation of any of them is threatened, except in each case those the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(iii)No investigation or review by any Governmental Authority with respect to First Foundation or any of its Subsidiaries is pending or, to the Knowledge of First Foundation, threatened, nor has First Foundation or any Subsidiary of First Foundation received any written notification or communication from any Governmental Authority (A) asserting that First Foundation or any such Subsidiary is not in compliance with any of the Laws which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to First Foundation’s Knowledge, do any grounds for any of the foregoing exist).

(l)Tax Matters. Neither First Foundation nor any of its Subsidiaries has taken any action or failed to take any action, or is aware of any fact or circumstance, in each case, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(m)Disclosure. The representations and warranties contained in this Section 5.04, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

(n)No Additional Representations. Except for the representations and warranties made by First Foundation in this Section 5.04 and as Previously Disclosed, neither First Foundation nor any other Person makes any express or implied representation or warranty with respect to First Foundation, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and First Foundation hereby expressly disclaims any such other representations or warranties.

ARTICLE VI

COVENANTS

VI.01Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the Company and First Foundation agrees to use its reasonable best efforts in good faith, and to cause their respective Subsidiaries to use their reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.

VI.02Company Shareholder Approval.

(a)The Company agrees to take, in accordance with applicable Law and the Company Articles and the Company Bylaws, all action necessary to convene as soon as reasonably practicable after the Registration Statement becomes effective, a special meeting of its shareholders (including any adjournment or postponement, the “Company Meeting”) to consider and to obtain the Company Shareholder Approval. Except with the prior written consent of First Foundation, no other matters shall be submitted for the approval of the Company’s shareholders at the Company Meeting. The Company Board shall at all times prior to and during such Company Meeting recommend such approval and shall use its reasonable best efforts to solicit such approval and shall not (x) withdraw, modify or qualify in any manner adverse to First Foundation such recommendation or (y) take any other action or make any other public statement in connection with the Company Meeting inconsistent with such recommendation (collectively, a “Change in Recommendation”), except as and to the extent permitted by Section 6.02(b). Notwithstanding any Change in Recommendation, unless this Agreement is terminated by the Company pursuant to Section 8.01(h), this Agreement shall be submitted to the shareholders of the Company at the Company Meeting for the purpose of obtaining the Company Shareholder Approval. In addition to the foregoing, unless this Agreement is terminated by the Company pursuant to Section 8.01(h), the Company shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

(b)Notwithstanding the foregoing, the Company and the Company Board shall be permitted to effect a Change in Recommendation if and only to the extent that:

(i)the Company shall have complied in all material respects with Section 6.08;

(ii)the Company Board, after consulting with its outside counsel and financial advisor, shall have determined in good faith that failure to do so would reasonably be expected to result in a breach of its fiduciary duties under applicable Law; and

(iii)if the Company Board intends to effect a Change in Recommendation following receipt of an Acquisition Proposal, (A) the Company Board shall have concluded in good faith, after giving effect to all of the adjustments which may be offered by First Foundation pursuant to clause (C) below, that such Acquisition Proposal constitutes a Superior Proposal, (B) the Company shall notify First Foundation, at least five (5) Business Days in advance, of its intention to effect a Change in Recommendation in response to such Superior Proposal (including the identity of the party making such Acquisition Proposal) and furnish to First Foundation all the material terms and conditions of such proposal, and (C) prior to effecting such a Change in Recommendation, the Company shall, and shall cause its financial and legal advisors to, during the period following the Company’s delivery of the notice referred to in clause (B) above, negotiate with First Foundation in good faith for a period of up to five (5) Business Days (to the extent First Foundation desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

It is understood that and agreed that any amendment or modification to the financial or other material terms of the Acquisition Proposal giving rise to the Company’s notice of a Superior Proposal shall constitute a new Acquisition Proposal giving rise to a new obligation to provide notice and a new five (5) Business Day response period for First Foundation, consequently extending the periods referenced in Sections 6.02(b)(iii) above.

VI.03First Foundation Stockholder Approval. First Foundation agrees to take, in accordance with applicable Law and the First Foundation Certificate and First Foundation Bylaws, all action necessary to convene as soon as reasonably practicable after the Registration Statement becomes effective, a meeting of its stockholders (including any adjournment or postponement, the “First Foundation Meeting”) to consider and to obtain the First Foundation Stockholder Approval. The First Foundation Board shall at all times prior to and during the First Foundation Meeting recommend such approval and shall use its reasonable best efforts to solicit such approval by its stockholders and shall not (x) withdraw, modify or qualify in any manner adverse to the Company such recommendation or (y) take any other action or make any other public statement in connection with the First Foundation Meeting inconsistent with such recommendation.

VI.04Registration Statement.

(a)First Foundation agrees to prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by First Foundation with the SEC as promptly as practicable after the date hereof in connection with the issuance of the shares of First Foundation Common Stock to the Company shareholders as the Merger Consideration in the Merger (including the joint proxy statement for the First Foundation Meeting and the Company Meeting and prospectus and other proxy solicitation materials of First Foundation and the Company constituting a part thereof (the “Proxy Statement/Prospectus”) and all related documents). The Company shall prepare and furnish such information relating to it, its Subsidiaries and their respective directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and the Company, and its legal, financial and accounting advisors, shall have the right to review in advance and comment on such Registration Statement prior to its filing and on any amendments or supplements thereto and any written communications with the SEC in connection therewith. The Company agrees to cooperate with First Foundation and First Foundation’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement/Prospectus. Each of the Company and First Foundation agrees to use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. First Foundation also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, the Company and First Foundation shall promptly mail at each party’s own expense the Proxy Statement/Prospectus to all of their respective shareholders.

(b)Each of the Company and First Foundation agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto shall, at the date(s) of mailing to the Company’s and

First Foundation’s respective shareholders and at the time(s) of the Company Meeting and the First Foundation Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of the Company and First Foundation further agrees that if such party shall become aware prior to the date of effectiveness of the Registration Statement of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement/Prospectus.

(c)First Foundation agrees to advise the Company promptly in writing after First Foundation receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of First Foundation Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent First Foundation is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

VI.05Regulatory Filings.

(a)Each of First Foundation and the Company and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all Governmental Entities necessary to consummate the Transaction; and First Foundation shall use its commercially reasonable efforts to make any initial application filings with Governmental Entities within forty-five (45) days of the date of this Agreement or as promptly as reasonably practicable thereafter. Each of First Foundation and the Company shall have the right to review in advance, and to the extent practicable, each shall consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to all written information submitted to any Governmental Entity in connection with the Transaction. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other party hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all Governmental Entities necessary or advisable to consummate the Transaction, and each party shall keep the other party apprised of the status of material matters relating to completion of the Transaction. Each party hereto further agrees to promptly provide the other party with a copy of all correspondence to or from any Governmental Entity in connection with the Transaction, provided that First Foundation shall not be required to provide the Company with confidential portions of any filing with a Governmental Entity if such provision would violate applicable Laws relating to the exchange of information.

(b)Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of their Subsidiaries to any Governmental Entity.

VI.06Press Releases. The Company and First Foundation shall consult with each other before issuing any press release or public statement with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld, delayed or conditioned; provided, however, that the Company and First Foundation may, without the prior consent of the other party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may, upon the advice of outside counsel, be required by law or the rules or regulations of the SEC or Nasdaq. The Company and First Foundation shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.

VI.07Access; Information.

(a)The Company agrees that upon reasonable notice and subject to applicable Laws relating to the exchange of information, it shall afford First Foundation and First Foundation’s officers, employees, counsel, accountants and other authorized representatives such access (subject to any reasonable restrictions imposed by the Company with respect to in-person access in light of COVID-19 concerns) during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, minutes and records of the Company Board, the Company Bank Board and their respective committees, Tax Returns and work papers of independent auditors), systems, properties, personnel and advisors of the Company and its Subsidiaries and to such other information relating to the Company and its Subsidiaries as First Foundation may reasonably request, provided that First Foundation shall coordinate any and all meetings with Company personnel with one or more designated representatives of the Company, and, during such period, the Company shall furnish promptly to First Foundation (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal or state banking, lending, securities, consumer finance or privacy laws and (ii) all other information concerning the business, properties and personnel of the Company and its Subsidiaries as First Foundation may reasonably request.

(b)Upon reasonable notice and subject to applicable Laws, First Foundation shall and shall cause First Foundation Bank to permit the Company to make or cause to be made such investigations of the business and financial and legal condition of First Foundation and First Foundation Bank as the Company reasonably requests; provided, that such investigation shall be reasonably related to the transactions contemplated this Agreement and shall not interfere unnecessarily with normal operations.

(c)Notwithstanding anything in this Section 6.07 to the contrary, no party shall be required to provide access to or disclose information (i) included in any communications, memoranda or work product prepared by advisors to such party, or confidential reports, documents or minutes of meetings of such party’s board of directors, its committees or its management personnel, or similar materials to the extent directly or indirectly substantially related to or prepared in connection with the Transaction and the rights and obligations of such party under this Agreement, (ii) where such access or disclosure would jeopardize the attorney-client privilege of such party or any other Person in possession or control of such information

(after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or (iii) where such access or disclosure would contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or agreement entered into prior to the date of this Agreement, provided that in any such event, the parties will cooperate in good faith to make reasonably appropriate substitute disclosure arrangements.

(d)During the period from the date of this Agreement to the Effective Time, the Company shall, upon the request of First Foundation, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of First Foundation regarding its consolidated financial condition, operations and business and matters relating to the completion of the Transaction. Subject to applicable Law, as soon as reasonably available, but in no event more than fifteen (15) days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), the Company will deliver to First Foundation its consolidated balance sheet and consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows, without related notes, for such quarter prepared in accordance with GAAP, and, as soon as reasonably available, but in no event more than thirty (30) days after the end of each fiscal year, the Company will deliver to First Foundation its consolidated balance sheet and consolidated statements of income, changes in shareholders’ equity and comprehensive income and cash flows for such year prepared in accordance with GAAP. Subject to applicable Law, within fifteen (15) days after the end of each month, the Company will deliver to First Foundation a consolidated balance sheet and consolidated statements of income, without related notes, for such month prepared in accordance with GAAP.

(e)The Company will deliver to First Foundation a complete and accurate list as of the end of each calendar quarter following the date of this Agreement, within twenty (20) days after the end of each such calendar quarter, of (a) all periodic internal credit quality reports of the Company and its Subsidiaries prepared during such calendar quarter (which reports will be prepared in a manner consistent with past practices), (b) all Loans classified as non-accrual, as restructured, as ninety (90) days past due, as still accruing and doubtful of collection or any comparable classification, (c) all OREO, including in-substance foreclosures and real estate in judgment, (d) all new Loans, (e) any current repurchase obligations of the Company or its Subsidiaries with respect to any Loans, Loan participations or state or municipal obligations or revenue bonds, and (f) any standby letters of credit issued by the Company or its Subsidiaries. With respect to any Loans to one borrower that aggregate, with other Loans to the same borrower, more than $3,000,000, the Company shall deliver to First Foundation, or make accessible to First Foundation through remote communication, on or before delivery of such monthly credit reports, or as soon as practicable thereafter, copies of the documentation, or a summary of the documentation, that served as the basis for the decision to make such Loan.

(f)From time to time prior to the Effective Time, each party will promptly supplement or amend its Disclosure Schedule delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known on the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in

Article VII; provided, however, that the contents of any supplement or amendment shall not otherwise be deemed a breach of a representation or warranty, including for purposes of Section 8.01(b), unless such supplement or amendment contains a fact, circumstance or event that individually, or taken together with all other facts, circumstances and events has resulted in or has had, or is reasonably expected to have or result in a Material Adverse Effect.

(g)All information furnished by the Company or First Foundation to the other pursuant to this Section 6.07 shall be subject to the provisions of the Non-Disclosure Agreement, dated as of March 18, 2021, by and between First Foundation and the Company (the “Confidentiality Agreement”).

(h)No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

VI.08No Solicitation; Acquisition Proposals.

(a)The Company agrees that it shall, and shall direct and use its reasonable best efforts to cause its affiliates, directors, officers, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it) (all of the foregoing, collectively, “Representatives”) to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal, and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by or on behalf of the Company or any of its Subsidiaries thereunder. From the date of this Agreement through the Effective Time, neither the Company nor any of its Subsidiaries shall, and shall cause their respective directors, officers or employees or any other Representative retained by them not to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) provide any confidential information or data to any Person relating to any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligations of any Person other than First Foundation or its Affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing, or (vi) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that prior to the date of the Company Meeting, if the Company Board determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would reasonably be expected to result in a breach of the Company Board’s fiduciary duties under applicable Law, the Company may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.08(a) that the Company Board determines in good faith constitutes a Superior Proposal, subject to providing two (2) Business Days prior written notice of its decision to take such action to First Foundation and identifying the Person making the proposal and all the material terms and conditions of such proposal and compliance with Section 6.08(b), (1) furnish information with respect to itself to any Person making such a Superior Proposal pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel) on terms no more favorable to such Person than the terms contained in the Confidentiality Agreement are to First Foundation, and (2) participate in discussions or negotiations regarding such a Superior Proposal.

(b)In addition to the obligations of the Company set forth in Section 6.08(a), the Company shall promptly (within 24 hours) advise First Foundation orally and in writing of its receipt of any Acquisition Proposal and keep First Foundation reasonably informed, on a current basis, of the continuing status thereof, including the material terms and conditions thereof and any material changes thereto, and shall contemporaneously provide to First Foundation all materials provided to or made available to any third party pursuant to this Section 6.08 which were not previously provided to First Foundation.

(c)The Company agrees that any violation of the restrictions set forth in this Section 6.08 by any Representative of the Company or its Subsidiaries shall be deemed a breach of this Section 6.08 by the Company.

(d)Nothing contained in this Agreement shall prevent the Company or the Company Board from complying with Rules 14d-9 and 14e-2 under the Exchange Act with respect to an Acquisition Proposal.

(e)The parties hereto agree that irreparable damage would occur in the event any of the restrictions set forth in Section 6.08(a) were violated by the Company, its Subsidiaries or any Representative of the Company or its Subsidiaries. It is accordingly agreed that First Foundation shall be entitled to an injunction or injunctions to prevent breaches of Section 6.08 and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which First Foundation is entitled at law or in equity.

VI.09Certain Policies. Immediately prior to the Effective Time, upon the request of First Foundation, the Company shall, and shall cause its Subsidiaries to, consistent with GAAP and applicable banking laws and regulations, use their reasonable best efforts to modify or change their Loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of First Foundation; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Article VII; and further provided that in any event, no such modification or change made by the Company or any of its Subsidiaries pursuant to this Section 6.09 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of the Company or its management with any such adjustments.

VI.10Nasdaq Listing. First Foundation shall, as promptly as practicable, file all documents, take all actions reasonably necessary and otherwise use its commercially reasonable efforts to list, prior to the Effective Time, on the Nasdaq the shares of First Foundation Common Stock to be issued to the Company shareholders as the Merger Consideration.

VI.11Indemnification.

(a)From and after the Effective Time through the sixth (6th) anniversary of the Effective Time, First Foundation and the Surviving Corporation (each an “Indemnifying Party”) shall defend, indemnify and hold harmless each present and former director, officer and employee of the Company or Company Bank, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against and pay any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including, without limitation, matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent which such Indemnified Parties would be entitled under the FBCA, the Company Articles and the Company Bylaws or, as applicable, the Company Bank Articles and the Company Bank Bylaws or any agreement, arrangement or understanding which has been set forth in Section 6.11 of the Company’s Disclosure Schedule, in each case as in effect on the date hereof. First Foundation shall also cause the Surviving Corporation to advance expenses as incurred by such Indemnified Parties to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by the Company pursuant to the FBCA, the Company Articles and the Company Bylaws or, as applicable, the Company Bank Articles or the Company Bank Bylaws or any agreement, arrangement or understanding which has been set forth in Section 6.11 of the Company’s Disclosure Schedule, in each case as in effect on the date hereof.

(b)Any Indemnified Party wishing to claim indemnification under this Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties that make joint representation inappropriate, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the Indemnified Parties have conflicts of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent, which shall not be unreasonably withheld, delayed or conditioned and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine by final, non-appealable written order that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws.

(c)Prior to the Effective Time, the Company shall, and if the Company is unable to, First Foundation (and the Surviving Bank) shall as of the Effective Time obtain and fully pay for a “tail” liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by the Company’s existing policy, including First Foundation’s existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of six (6) years after the Effective Time; provided, however, that in no event shall the Company be permitted nor shall First Foundation be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 6.11(c), an amount in excess of 250% of the annual premiums paid by the Company as of the date hereof for such insurance (“Maximum Insurance Amount”); provided further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, First Foundation shall obtain the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount.

(d)If First Foundation or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of First Foundation shall assume the obligations set forth in this Section 6.11.

(e)The provisions of this Section 6.11 are intended to be for the benefit of and shall be enforceable by each Indemnified Party and his or her heirs and representatives.

VI.12Benefit Plans.

(a)As soon as administratively practicable after the Effective Time, First Foundation shall take all reasonable action so that Employees that are employed by the Company and its Subsidiaries as of the Effective Time and will continue employment with First Foundation or any of its Subsidiaries following the Effective Time (the “Continuing Employees”) shall be entitled to participate in each First Foundation Benefit Plan of general applicability to the same extent as similarly-situated employees of First Foundation and its Subsidiaries (it being understood that inclusion of the employees of the Company and its Subsidiaries in the First Foundation Benefit Plans may occur at different times with respect to different plans), provided that, except with respect to the Company 401(k) Plan as defined in Section 6.12(c), coverage or participation shall be continued under the corresponding Benefit Plans of the Company and its Subsidiaries until such employees are permitted to transition from such Benefit Plans and participate or enroll in the First Foundation Benefit Plans; and provided further, that nothing contained herein shall require First Foundation or any of its Subsidiaries to make any grants to any former employee of the Company and its Subsidiaries under any discretionary equity compensation plan of First Foundation or otherwise make available or establish any new employee benefit plans for or on behalf of the Continuing Employees if First Foundation and its Subsidiaries do not offer a particular type of employee benefit plans to their similarly-situated employees. First Foundation shall cause each First Foundation Benefit Plan in which Continuing Employees are eligible to participate to recognize, for purposes of determining eligibility to participate in and the vesting of benefits, but not for purposes of equity grants or accrual of pension benefits or service towards eligibility for any Retiree Welfare Plan, if applicable, under the First Foundation Benefit Plans, the service of such employees with the Company and its Subsidiaries to the same extent as such service was credited for such purpose by the Company and its Subsidiaries, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent not otherwise permissible under the terms of a First Foundation Benefit Plan; and provided further, that an employee’s eligibility to participate will be governed by the eligibility criteria of the particular First Foundation Benefit Plan. Nothing herein shall limit the ability of First Foundation to amend or terminate any of the First Foundation Benefit Plans or the Benefit Plans in accordance with their terms at any time.

(b)As soon as administratively practicable before the Effective Time, First Foundation shall notify each employee of the Company and its Subsidiaries who will not be offered employment by First Foundation or its Subsidiaries or whose employment will be terminated by First Foundation and its Subsidiaries at or following the successful conversion of Company Bank’s data processing system to that of First Foundation Bank. Those employees of the Company and its Subsidiaries (i) who are not offered employment by First Foundation or its Subsidiaries following the Effective Time, who are not a party to an employment agreement or otherwise entitled to an existing severance package, change in control benefit or payments under any salary continuation plan, and who sign and deliver (and do not revoke) a termination and release agreement in a form acceptable to First Foundation within forty-five (45) days of the Effective Time or (ii) who are terminated by First Foundation without cause within nine (9) months of the Effective Time and deliver (and do not revoke) a termination and release agreement in a form acceptable to First Foundation within forty-five (45) days of termination, shall be entitled to receive a single lump sum payment of severance in an amount and in accordance with the terms of the severance policy set forth in Section 6.12(b) of the Company’s Disclosure Schedule. If the Company or any of its Subsidiaries has any other severance pay plan or arrangement, then any amounts paid pursuant to that plan or arrangement shall reduce the amount that the employee will receive under this Section 6.12(b) and in no event shall there be any duplication of severance pay. Nothing contained in this Section 6.12(b) hereof shall be construed or interpreted to limit or modify in any way First Foundation’s or its Subsidiaries’ at will employment policy or provide any third party beneficiary rights to employees of the Company or any of its Subsidiaries. In no event shall severance pay be taken into account in determining the amount of any other benefit (including but not limited to, an individual’s benefit under any retirement plan or policy). For purposes of this Section 6.12(b), “cause” shall mean the employee’s personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, failure to comply with any valid and legal directive of First Foundation, First Foundation Bank, the Company and/or Company Bank failure to perform stated duties, violation of any law, rule or regulation (other than traffic violations or similar offenses) or order of any Governmental Entity.

(c)Prior to the Closing, the Company shall have paid into the Company 401(k) Plan (the “Company 401(k) Plan”) all employer contributions, including any safe harbor employer matching contributions, profit sharing contributions or other non-elective contributions. Prior to the Closing, the Company shall (i) adopt written resolutions (or take such other necessary or appropriate action), in form and substance reasonably acceptable to First Foundation, to terminate the Company 401(k) Plan in compliance with its terms and requirements of applicable Law, effective no later than the Business Day preceding the Closing Date and (ii) provide for full vesting of all employer contributions under the Company 401(k) Plan to which a vesting schedule applies for all participants who currently maintain an account under the Company 401(k) Plan, such termination and vesting to be effective no later than the Business Day preceding the Closing Date. The Company shall provide First Foundation with evidence of the termination of the Company 401(k) Plan.

(d)Prior to the Effective Time, the Company shall amend each Company NQDP to close such plans to new participants. Effective as of the Effective Time, First Foundation will assume sponsorship of the Company’s Survivor Income Plan and each Split Dollar Life Insurance Agreement listed on Section 6.12(d) of the Company’s Disclosure Schedule.

(e)Nothing contained herein (i) shall be construed to establish, amend or modify any benefit plan, program or arrangement or (ii) alter or limit the ability of First Foundation to amend, modify or terminate any benefit plan, program or arrangement at any time established, sponsored or maintained by First Foundation or any of its Subsidiaries. Each of the Company and First Foundation agrees that the terms of this Section 6.12 are solely for the benefit of the parties hereto, and such terms do not and shall not create any right in any Person (i) to continued employment with Company, First Foundation or any of their respective Subsidiaries or to any compensation or benefit, or (ii) to any third-party beneficiary rights or remedies of any nature or kind whatsoever under or by reason of this Section 6.12.

VI.13Appointment of Director. First Foundation agrees to take all action necessary to appoint or elect, effective as of the Effective Time, one individual serving as a director of the Company on the date of this Agreement, who shall be mutually agreeable to First Foundation and the Company and who shall qualify as an “independent” director of First Foundation under applicable Nasdaq rules, as a director of each of First Foundation and First Foundation Bank. Such individual shall serve until the first annual meeting of stockholders of First Foundation following the Effective Time. Subject to the fiduciary duties of the First Foundation Board, First Foundation shall include such individual on the list of nominees for director presented by the First Foundation Board and for which the First Foundation Board shall solicit proxies at the first annual meeting of stockholders of First Foundation following the Effective Time.

VI.14Notification of Certain Matters. Each of the Company and First Foundation shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a failure of any of the conditions provided for in Article VII.

VI.15Estoppel Letters; Title Insurance. The Company shall use its commercially reasonable efforts to obtain and deliver to First Foundation at the Closing with respect to the real estate leased by the Company or any of its Subsidiaries, an estoppel letter from each of its lessors dated as of the Closing in a form as may be reasonably acceptable to First Foundation. In addition, for each real property owned by the Company or any of its Subsidiaries, improved or vacant, whether for the Company’s or any of its Subsidiaries’ operations or branches, or acquired through foreclosure or deed in lieu thereof, the Company will provide an ALTA Owner’s Policy of Title Insurance, with customary endorsements and without exception for survey, together with a title report or commitment showing any matters of title recorded against the subject property from the date of issuance of the applicable title insurance policy through a date no earlier than fifteen (15) days prior to Closing. In the event that there is no existing title insurance policy for a particular property, for each such property, the Company will provide a new ALTA Owner’s Policy of Title Insurance, with an insured value no less than the value therefor disclosed in the appraisals provided to First Foundation, with customary endorsements and without exception for survey or matters within the Knowledge of the Company as of the policy date.

VI.16Antitakeover Statutes. Each of First Foundation and the Company and their respective Boards of Directors shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the Transaction, take all action reasonably necessary to ensure that the Transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the Transaction.

VI.17Consents. The Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts to obtain all consents, approvals, waivers, non-objections and to deliver any notices required pursuant to the terms of the Material Contracts as a result of the Transaction.

VI.18Exemption from Liability Under Section 16(b). Each of the Company Board and the First Foundation Board shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt the conversion of shares of Company Capital Stock into shares of First Foundation Common Stock pursuant to the terms of this Agreement by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees of the Company who may become an officer or director of First Foundation subject to the reporting requirements of Section 16(a) of the Exchange Act.

VI.19Federal Home Loan Bank Borrowings. The Company shall, upon the request of First Foundation, cooperate with First Foundation to effect the discharge of the Company’s borrowings from the FHLB prior to the Effective Time.

VI.20Shareholder Litigation and Protests. The Company shall promptly advise First Foundation orally and in writing of any shareholder litigation or community-based protests against the Company or its directors relating to this Agreement, the Merger, the Bank Merger or any of the other transactions contemplated hereby and shall keep First Foundation fully informed regarding any such shareholder litigation or protests, including providing all relevant documentation. The Company shall consult with First Foundation and give good faith consideration of its comments and advice and give First Foundation the opportunity to participate in the defense or settlement of any such litigation, provided that First Foundation shall pay its own expenses, subject to applicable Law. No settlement in connection with such litigation or protests shall be agreed to without First Foundation’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

VI.21Closing Financial Statements. At least eight (8) Business Days prior to the Effective Time of the Merger, the Company shall provide First Foundation with the Company’s unaudited consolidated balance sheet and results of operations presenting the financial condition of the Company and its Subsidiaries as of the close of business on the last day of the last month ended prior to the Closing Date of the Merger and for the period beginning on the first date of the then-current fiscal year through the close of business on the last day of the last month ended prior to the Effective Time of the Merger (the “Closing Financial Statements”); provided, however, that if the Effective Time of the Merger occurs on or before the fifth Business Day of the month, the Closing Financial Statements shall instead be as of and through the end of the second month immediately preceding the Effective Time. The Closing Financial Statements shall be prepared in accordance with GAAP (excluding notes) and regulatory accounting principles and other applicable legal and accounting requirements, and shall reflect all period-end accruals and other adjustments, subject to the other requirements of this Agreement and shall also reflect accruals for all Merger Related Expenses. The Closing Financial Statements shall be accompanied by a certificate of the Company’s Chief Financial Officer to the effect that such financial statements meet the requirements of this Section 6.21. On the Closing Date, Company’s Chief Financial Officer, shall deliver to First Foundation a certificate, dated as of the Closing Date, to the effect that such financial statements continue to reflect accurately, as of the date of the certificate, the financial condition of the Company in all material respects and the requirements of this Section 6.21.

VI.22Customer Notices. On and after the later of the date of receipt of all regulatory approvals required to consummate the Transaction (disregarding any statutory waiting periods) and the date of receipt of the Company Shareholder Approval and First Foundation Stockholder Approval, the Company and Company Bank shall permit First Foundation and First Foundation Bank to provide one or more written notices (which may be joint notices from Company Bank and First Foundation Bank) to customers of the Company and Company Bank describing the proposed Merger and the Bank Merger, the effect on customers, planned transition procedures and similar information. The Company shall have the right to review and approve the substance any such communications, provided that the Company shall not unreasonably withhold, delay or condition its approval.

VI.23Merger Related Expenses. Based upon the final bills or estimates of final bills, the Company shall have paid or accrued for all Merger Related Expenses in full prior to the Effective Time. Without limiting the generality of the foregoing, the Company shall cause final bills or estimates of final bills for all fees and expenses for services rendered by accounting, investment banking, legal, tax and other advisors to the Company to be submitted to the

Company at least eight (8) Business Days prior to the Closing Date and shall provide copies of all such bills or estimates to First Foundation.

VI.24Termination Payments. The Company shall take all actions necessary to terminate, prior to the Effective Time, each of the agreements listed on Section 6.24 of the Company’s Disclosure Schedule. In connection with such termination and prior to the Effective Time, the Company shall pay all amounts, transfer all property and vest all grants and other awards due and owing to the Company officers as a result of the termination of such agreements as disclosed on Section 6.24 of the Disclosure Schedule.

VI.25Environmental Matters.

(a)For any real property owned or leased by the Company or any of its Subsidiaries which is identified by First Foundation within fifteen (15) days following the date of this Agreement, First Foundation may, at its sole cost and expense, obtain, within sixty (60) days after the date of such notice, written reports of a Phase I environmental site assessment in accordance with ASTM International Standard E1527-13 (a “Phase I ESA”) for each such property, prepared by an environmental consultant experienced in performing Phase I ESAs of real property (“Environmental Consultant”) and acceptable to the Company. Each Phase I ESA shall be delivered in counterparts to First Foundation and the Company. The Environmental Consultant will include customary language allowing both First Foundation and the Company to rely upon its findings and conclusions. The Environmental Consultant will provide a draft of any Phase I ESA to First Foundation and the Company for review and comment prior to the finalization of such report. Notwithstanding the foregoing, except as set forth in this Section 6.25(a), neither First Foundation nor the Environmental Consultant will conduct or cause to be conducted any invasive, intrusive or destructive inspections or other sampling or testing on such real property, including, without limitation, of the air, soil, soil gas, vapors, surface water, groundwater, building materials or other environmental media, thereon.

(b)In the event any Phase I ESA (including a Phase I ESA that the Company or any of its Subsidiaries caused to be performed within one (1) year prior to the date of this Agreement) discloses that such property may be impacted or have its use restricted by any Recognized Environmental Condition or Historical Recognized Environmental Condition (as each term is defined by ASTM E1527-13) or by any perfluoroalkyl or polyfluoroalkyl substances for which First Foundation or any of its Subsidiaries would be liable and that, in the good faith reasonable belief of First Foundation, would result in a material liability to the Company or any of its Subsidiaries following the Effective Time and as such warrants further review or investigation, First Foundation shall give notice of the same (a “Phase I Notice”) to the Company no later than five (5) Business Days following First Foundation’s receipt of the relevant Phase I ESA. The Company may then, in its sole and absolute discretion and without any obligation whatsoever to do so, within an additional twenty (20) day period, retain the Environmental Consultant to conduct a Phase II environmental site assessment in accordance with ASTM Standard E1903-11 (“Phase II ESA”) of the relevant property; provided, however, that such Phase II ESA shall be completed, and a written report of the Phase II ESA prepared, no later than sixty (60) days after the Company receives from First Foundation the Phase I Notice for the relevant property; and provided further, that with respect to any leased property, the Company will use commercially reasonable efforts to obtain the relevant property owner’s consent for such

Phase II ESA. First Foundation acknowledges and understands that such consent may not be able to be obtained. The scope of the Phase II ESA shall be mutually determined by First Foundation and the Company in their reasonable discretion after consultation with the other party, and all reasonable costs and expenses associated with such Phase II ESA testing and report shall be borne by First Foundation. The Company shall provide copies of the draft and final Phase II ESA reports, if any, to First Foundation promptly following the receipt of any such report by the Company.

(c)Notwithstanding anything in this Section 6.25 to the contrary, the Company shall keep First Foundation reasonably apprised of all activities and actions contemplated by this Section 6.25, and the Company and First Foundation shall cooperate fully with one another with respect to the matters required by this Section 6.25.

VI.26Tax Treatment. The Merger contemplated by this Agreement is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code and this Agreement is hereby adopted as a “plan of reorganization” within the meaning of the Treasury Regulations promulgated under Section 368 of the Code. Until the Closing, each party to this Agreement shall use its commercially reasonable efforts to cause the Merger to so qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action not to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a). Each of the Company and First Foundation agrees to prepare and file all U.S. federal income Tax Returns in accordance with this Section 6.26 and shall not take any position inconsistent herewith in the course of any audit, litigation, or other proceeding with respect to U.S. federal income Taxes; provided that nothing contained herein shall prevent the Company or First Foundation from settling any proposed deficiency or adjustment by any Governmental Entity based upon or arising out of such treatment, and neither the Company nor First Foundation shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Entity challenging such treatment.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

VII.01Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the parties hereto prior to the Closing of each of the following conditions:

(a)Shareholder Approvals. The Company shall have obtained the Company Shareholder Approval and First Foundation shall have obtained the First Foundation Stockholder Approval.

(b)Regulatory Approvals. All regulatory approvals required to consummate the Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements that would reasonably be expected to have a Material Adverse Effect on First Foundation after giving effect to the Merger.

(c)No Injunction. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which is in effect and prohibits consummation of the Transaction.

(d)Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(e)Listing. The shares of First Foundation Common Stock to be issued to the Company shareholders as the Merger Consideration shall have been approved for listing on Nasdaq.

VII.02Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Closing of each of the following conditions:

(a)Representations and Warranties. The representations and warranties of First Foundation set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date hereof or some other date shall be true and correct as of such date), and Company shall have received a certificate, dated as of the Closing Date, signed on behalf of First Foundation by the Chief Executive Officer and the Chief Financial Officer of First Foundation to such effect.

(b)Performance of Obligations of First Foundation. First Foundation shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate, dated as of the Closing Date, signed on behalf of First Foundation by the Chief Executive Officer and the Chief Financial Officer of First Foundation to such effect.

(c)Material Adverse Effect. Since the date of this Agreement, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or is reasonably likely to have a Material Adverse Effect with respect to First Foundation or First Foundation Bank.

(d)Tax Opinion. The Company shall have received the opinion of Smith Gambrell & Russell, LLLP, counsel to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify for United States federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering its opinion, Smith Gambrell & Russell, LLLP may require and rely upon representations contained in letters from each of the Company and First Foundation.

VII.03Conditions to Obligation of First Foundation. The obligation of First Foundation to consummate the Merger is also subject to the fulfillment or written waiver by First Foundation prior to the Closing of each of the following conditions:

(a)Representations and Warranties. The representations and warranties of the Company set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date hereof or some other date shall be true and correct as of such date), and First Foundation shall have received a certificate, dated as of the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(b)Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and First Foundation shall have received a certificate, dated as of the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c)Minimum Equity and ALLL. As of the Closing Date, (i) the Adjusted Tangible Common Equity shall not be less than $161,843,000, and (ii) the Company’s ALLL shall not be less than $18,086,000, in each case as determined in accordance with GAAP, and the Company shall have delivered the certificate of the Chief Financial Officer of the Company contemplated by Section 6.21.

(d)Bank Merger. All regulatory approvals required to consummate the Bank Merger, including, without limitation, the approval of the DFPI, the FDIC and FRB, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated. No order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Bank Merger.

(e)Material Adverse Effect. Since the date of this Agreement, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or is reasonably likely to have a Material Adverse Effect with respect to the Company or Company Bank

(f)Dissenters’ Rights. The holders of no more than five percent (5%) of the aggregate outstanding shares of Company Capital Stock shall have properly notified the Company under the Appraisal Statutes that they intend to exercise their dissenters’ rights.

(g)Tax Opinion. First Foundation shall have received the opinion of Sheppard, Mullin, Richter & Hampton LLP, counsel to First Foundation, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify for United States federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering its opinion, Sheppard, Mullin, Richter & Hampton LLP may require and rely upon representations contained in letters from each of the Company and First Foundation.

(h)FIRPTA Certificate. The Company shall have delivered to First Foundation a properly executed statement from the Company that meets the requirements of Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h)(1), together with the appropriate notice to the Internal Revenue Service, each dated as of the Closing Date and in form and substance satisfactory to First Foundation.

ARTICLE VIII

TERMINATION

VIII.01Termination. This Agreement may be terminated, and the Transaction may be abandoned, at any time prior to the Effective Time:

(a)Mutual Consent. By the mutual written consent of First Foundation and the Company.

(b)Breach. Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained herein, by First Foundation or the Company in the event of a breach by the other party of any representation, warranty, covenant or agreement contained herein, which breach (i) cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach (or such shorter period as remaining prior to the End Date) and (ii) would entitle the non-breaching party not to consummate the Transaction contemplated hereby under Section 7.02(a) or (b) or 7.03(a) or (b), as the case may be.

(c)Delay. By First Foundation or the Company in the event the Merger is not consummated by December 31, 2021 (the “End Date”), except to the extent that the failure of the Merger to be consummated by such date shall be due to the failure of the party seeking to terminate pursuant to this Section 8.01(c) to perform or observe the covenants and agreements of such party set forth in this Agreement.

(d)No Regulatory Approval. By First Foundation or the Company in the event the approval of any Governmental Entity required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final non-appealable action of such Governmental Entity, or any Governmental Entity shall have issued a final, non-appealable injunction permanently enjoining or otherwise prohibiting the consummation of the Merger and the other transactions contemplated by this Agreement, or an application therefor shall have been permanently withdrawn at the formal or informal request of a Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party under this Agreement.

(e)No Shareholder Approval. By First Foundation or the Company if (i) the Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Company Meeting or at any adjournment or postponement thereof or (ii) the First Foundation Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the First Foundation Meeting or at any adjournment or postponement thereof, provided, however, that neither party may terminate this Agreement pursuant to this Section 8.01(e) if it has breached in any material respect any of its obligations under this Agreement, in each case in a manner that caused the failure to obtain the Company Shareholder Approval at the Company Meeting or the First Foundation Stockholder Approval at the First Foundation Meeting.

(f)Failure to Recommend; Etc. By First Foundation if, at any time before the Company Shareholder Approval is obtained, (i) the Company shall have breached in any material respect the provisions of Section 6.08, (ii) the Company Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or qualified (or discloses its intention to withdraw or modify or qualify) such recommendation in a manner adverse in any respect to the interests of First Foundation, (iii) the Company Board effects a Change in Recommendation in accordance with Section 6.02(b), (iv) the Company shall have breached in any material respect its obligations under Section 6.02 by failing to call, give notice of, convene and hold the Company Meeting in accordance with Section 6.02 or (v) at any time after the end of five (5) Business Days following receipt of an Acquisition Proposal, the Company Board shall have failed to reaffirm its recommendation referred to in Section 6.02 as promptly as practicable (but in any event within five (5) Business Days) after receipt of any written request to do so by First Foundation.

(g)Certain Tender or Exchange Offers. By First Foundation if a tender offer or exchange offer for 10% or more of the outstanding shares of Company Common Stock is commenced (other than by First Foundation or a Subsidiary thereof), and the Company Board recommends that the shareholders of the Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten (10) Business Day period specified in Rule 14e-2(a) under the Exchange Act.

(h)Superior Proposal. By the Company, at any time before the Company Shareholder Approval is obtained, in order to enter into a definitive agreement providing for a Superior Proposal, provided that the Company is not then in breach of any representation, warranty, covenant or agreement contained herein, including without limitation Sections 6.02 and 6.08, and provided further, that such termination shall not be effective until the Company has paid the Termination Fee required by Section 8.02(b) to First Foundation.

(i)Reduced Valuation. By the Company, by written notice to First Foundation on the Business Day immediately following the Determination Date, effective as of the date that is three (3) Business Days following the date of such written notice, in the event that:

(i)The First Foundation Average Closing Price is less than $19.74 per share (with a proportionate adjustment in the event that outstanding shares of First Foundation Common Stock shall be changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date);

(ii)The number obtained by dividing the First Foundation Average Closing Price by the Initial Stock Price is less than the number obtained by subtracting (A) the Index Ratio minus (B) 0.20; and

(iii)The Company is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement.

If the Company elects to terminate pursuant to this Section 8.01(i) and provides such written notice to First Foundation, then within two (2) Business Days following First Foundation’s receipt of such notice, First Foundation may elect by written notice to the Company to reinstate the Merger and the other transactions contemplated by this Agreement and adjust the Exchange Ratio to equal a number equal to the lesser of (I) a quotient (rounded to the nearest one-thousandth), the numerator of which is $11.98 and the denominator of which is the First Foundation Average Closing Price and (II) a quotient (rounded to the nearest one-thousandth), the numerator of which is $11.98 and the denominator of which is the First Foundation Average Closing Price, multiplied by the Index Ratio. If First Foundation makes such election to reinstate the Merger and the other transactions contemplated by this Agreement, no termination will occur pursuant to this Section 8.02(i) and this Agreement will remain in effect according to its terms (except as the Merger Consideration has been adjusted).

“Determination Date” means the fifth (5th) Business Day immediately prior to the Closing Date.

“Determination Period” means the period beginning on the day that is twenty (20) consecutive trading days prior to the Determination Date and ending on the Determination Date.

“Final Index Price” means the average closing price of the KBW Regional Banking Index as quoted on Bloomberg.com (KRX:IND) during the Determination Period.

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Initial Index Price” means $127.95.

“Initial Stock Price” means $24.68 per share.

If First Foundation or any company belonging to the KBW Regional Banking Index declares or effects a stock dividend, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company will be appropriately adjusted for the purposes of applying this Section 8.01(i).

VIII.02Effect of Termination and Abandonment.

(a)In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) this Section 8.02, Section 6.07(g) and Article IX shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary, neither First Foundation nor the Company shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.

(b)The parties hereto agree that the Company shall pay First Foundation the sum of $11.9 million (the “Termination Fee”) as follows:

(i)if this Agreement is terminated by First Foundation pursuant to Section 8.01(f) (Failure to Recommend; Etc.) or Section 8.01(g) (Certain Tender or Exchange Offers), the Company shall pay the Termination Fee to First Foundation on the second (2nd) Business Day following the termination of this Agreement;

(ii)if this Agreement is terminated by the Company pursuant to Section 8.01(h) (Superior Proposal), the Company shall pay the Termination Fee to First Foundation on the date of the termination of this Agreement; or

(iii)if this Agreement is terminated (A) by First Foundation pursuant to Section 8.01(b) (Breach), (B) by either First Foundation or the Company pursuant to Section 8.01(c) (Delay) and at the time of such termination the Company Shareholder Approval shall not have been obtained, or (C) by either First Foundation or the Company pursuant to Section 8.01(e)(i) (No Shareholder Approval), and in the case of any termination pursuant to clause (A), (B) or (C), an Acquisition Proposal shall have been publicly announced and communicated or made known to the executive officers of the Company or the Company Board (or any Person shall have publicly announced and communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal, or reiterated a previously expressed plan or intention to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of the Company contemplated by this Agreement at the Company Meeting, in the case of clause (C), or prior to the date of termination, in the case of clause (A) or (B), then (1) if within twelve (12) months after such termination the Company enters into an agreement with respect to a Control Transaction, then the Company shall pay to First Foundation the Termination Fee on the date of execution of such agreement and (2) if a Control Transaction is consummated otherwise than pursuant to an agreement with the Company within twelve (12) months after such termination, then the Company shall pay to First Foundation the Termination Fee on the date of such consummation of such Control Transaction.

As used in this Section 8.02(b), a “Control Transaction” means (i) the acquisition by any Person whether by purchase, merger, consolidation, sale, transfer or otherwise, in one transaction or any series of transactions, of a majority of the voting power of the outstanding securities of the Company or Company Bank or a majority of the assets of the Company or Company Bank, (ii) any issuance of securities resulting in the ownership by any Person of more than fifty percent (50%) of the voting power of the Company or by any Person other than the Company or Company Bank of more than fifty percent (50%) of the voting power of Company Bank or (iii) any merger, consolidation or other business combination transaction involving the Company or any of its Subsidiaries as a result of which the shareholders of the Company cease to own, in the aggregate, at least fifty percent (50%) of the total voting power of the entity surviving or resulting from such transaction.

Any amount that becomes payable pursuant to this Section 8.02(b) shall be paid by wire transfer of immediately available funds to an account designated by First Foundation. Under no circumstances shall the Company be obligated to pay the Termination Fee on more than one occasion, and the parties hereby acknowledge and agree that in the event the Termination Fee becomes payable and is paid by the Company pursuant to this Section 8.02, the Termination Fee shall be First Foundation’s sole and exclusive remedy under this Agreement.

(c)The Company and First Foundation agree that the agreement contained in paragraph (b) above is an integral part of the Transaction contemplated by this Agreement, that without such agreement First Foundation would not have entered into this Agreement, and that such amount does not constitute a penalty or liquidated damages in the event of a breach of this Agreement by the Company. If the Company fails to pay First Foundation the amount due under paragraph (b) above within the time periods specified in such paragraph (b), the Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by First Foundation in connection with any action, including the filing of any lawsuit, taken to collect payment of such amount, provided First Foundation prevails on the merits, together with interest on the amount of any such unpaid amount at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amount was required to be paid until the date of actual payment.

ARTICLE IX

MISCELLANEOUS

IX.01Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.07(g), 8.02 and this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

IX.02Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, provided that after the approval of the principal terms of this Agreement by the Company shareholders, no amendment shall be made which by law requires further approval by the shareholders of the Company without obtaining such approval, provided further that after the approval of the principal terms of this Agreement by the First Foundation shareholders, no amendment shall be made which by law requires further approval by the shareholders of First Foundation without obtaining such approval. For purposes of clarification, an amendment of any date in Section 8.01(c) shall not require further approval by any shareholders and if such amendment were deemed by law to require further approval by the shareholders of the Company or First Foundation, the approval of the principal terms of this Agreement by such shareholders will be deemed to have granted the Company or First Foundation, as the case may be, the authority to amend such dates without such further approval.

IX.03Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be deemed to constitute one and the same original agreement.

IX.04Governing Law and Venue. Except to the extent the Laws of the State of Florida or of the State of California are mandatorily applicable to the transactions contemplated by this Agreement, in which case the Laws of the State of Florida or of the State of California, as applicable, shall govern, this Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Laws of the State of Delaware, without regard to the conflict of law principles thereof. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware, and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.07 or in such other manner as may be permitted by law.

IX.05Waiver of Jury Trial. The parties acknowledge and agree that any controversy which may arise under this Agreement and the other documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, is likely to involve complicated and difficult issues and, therefore, to the extent permitted under applicable Law, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement and the other documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby. The parties certify and acknowledge that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.05.

IX.06Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel; provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s fraud or willful breach of any provision of this Agreement.

IX.07Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to the Company to:

TGR Financial, Inc.
3560 Kraft Road
Naples, FL 34105
Attention: Gary L. Tice, Chairman and Chief Executive Officer

Email: garytice@ffibank.com

With a copy to:

Smith Mackinnon, PA
301 East Pine Street, Suite 750
Orlando, FL 32801
Attention: Jack P. Greeley
Email: jpg7300@aol.com

and

Smith Gambrell & Russell, LLLP
Promenade, Suite 3100
1230 Peachtree Street N.E.
Atlanta, GA 30309

Attention: Terry Ferraro Schwartz

Email: tschwartz@sgrlaw.com

If to First Foundation to:

First Foundation Inc.
200 Crescent Court, Suite 1400
Dallas, TX 75201

Attention: Scott F. Kavanaugh, Chief Executive Officer

Email: skavanaugh@ff-inc.com

With a copy to:

Sheppard, Mullin, Richter & Hampton LLP
650 Town Center Drive, 10th Floor
Costa Mesa, CA 92626
Attention: Joshua A. Dean
Email: jdean@sheppardmullin.com

IX.08Entire Understanding; Limited Third Party Beneficiaries. This Agreement, the Bank Merger Agreement, the Voting Agreements, the Non-Solicitation Agreements and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement, the Agreement of Merger, the Bank Merger Agreement, the Voting Agreements, the Non-Solicitation Agreements and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except (a) for the Indemnified Parties’ rights with to Section 6.11, which are expressly intended to be for benefit of each Indemnified Party, and (b) the right of holders of Company Capital Stock to receive the Merger Consideration if the Merger is consummated, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

IX.09Severability. Except to the extent that application of this Section 9.09 would have a Material Adverse Effect on the Company or First Foundation, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

IX.10Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as provided in Section 8.02(b), it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

IX.11Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.

IX.12Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

IX.13Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, First Foundation may at any time modify the structure of the acquisition of the Company set forth herein, provided that (i) the Merger Consideration to be paid to the holders of Company Capital Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modifications will not adversely affect the tax treatment to the Company’s shareholders as a result of receiving the Merger Consideration and (iii) such modification will not jeopardize receipt of any required approvals of Governmental Entities or delay consummation of the Transaction contemplated by this Agreement.

IX.14Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable Law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentences apply.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

FIRST FOUNDATION INC.

By:
Name:	Scott F. Kavanaugh
Title:	Chief Executive Officer

TGR FINANCIAL, INC.

By:
Name:	Gary L. Tice
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

Form of Company Voting Agreement

VOTING AGREEMENT, dated as of June 2, 2021 (this “Agreement”), by and among First Foundation Inc., a Delaware corporation (“First Foundation”), TGR Financial, Inc., a Florida corporation (the “Company”), and the undersigned shareholder of the Company (“Shareholder”).

WHEREAS, First Foundation and the Company are entering into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (including all annexes, exhibits and schedules thereto, and as it may be amended, the “Merger Agreement”), pursuant to which the Company will merge with and into First Foundation on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, all outstanding shares of Company Capital Stock will be exchanged for shares of First Foundation Common Stock in the manner set forth therein. Unless otherwise indicated, capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement.

WHEREAS, immediately following the Merger, First Florida Integrity Bank, a Florida state-chartered bank and wholly-owned subsidiary of the Company, will merge with and into First Foundation Bank, a California state-chartered bank and wholly-owned subsidiary of First Foundation.

WHEREAS, Shareholder owns the shares of Company Capital Stock identified on the signature page hereto (such shares, together with all shares of capital stock, if any, subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”).

WHEREAS, in order to induce the Company and First Foundation to enter into the Merger Agreement and consummate the Merger, Shareholder has agreed to enter into and perform this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.Agreement to Vote Shares. At every meeting of the shareholders of the Company called, and at every postponement, recess, adjournment or continuation thereof, and on every action, consent or approval (including by written consent) of the shareholders of the Company, Shareholder agrees to vote, or cause to be voted, or give consent with respect to, all of the Shares (a) in favor of (i) approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and (ii) any other matter that is required to be approved by the shareholders of the Company to facilitate the transactions contemplated by the Merger Agreement; (b) against (i) any proposal made in opposition to approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, or in competition with the Merger or the transactions contemplated by the Merger Agreement, (ii) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or Shareholder under this Agreement, (iii) any Acquisition Proposal or Superior Proposal, and (iv) any proposal, transaction, agreement, amendment of the Company Articles or Company Bylaws or other action, in each case which could reasonably be expected to prevent, impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the consummation of the Merger or the other transactions contemplated by the Merger Agreement or the fulfillment of the conditions under the Merger Agreement; and (c) as directed by First Foundation with respect to any postponement, recess, adjournment, continuation or other procedural matter at any meeting of the shareholders of the Company relating to any of the matters set forth in the foregoing clauses (a) or (b). Any such vote shall be cast (or consent shall be given) by Shareholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent). Shareholder hereby irrevocably and unconditionally waives, and agrees not to exercise, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger that Shareholder may directly or indirectly have by virtue of the ownership of any Shares if the Effective Time occurs.

2.Transfer of Shares.

(a)Prohibition on Transfers of Shares; Other Actions. Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not, except with the prior written approval of the Company and First Foundation, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, except for charitable gifts or donations where the recipient enters into a voting agreement binding the recipient to vote its shares in the manner provided in Section 1 hereof, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with Shareholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Shareholder’s power, authority and ability to comply with and perform Shareholder’s covenants and obligations under this Agreement.

(b)Transfer of Voting Rights. Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not deposit any Shares in a voting trust or, other than this Agreement, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

3.Representations and Warranties of Shareholder. Shareholder represents and warrants to the Company and First Foundation that the following statements are true and correct and not misleading:

(a)Capacity. Shareholder has all requisite capacity and authority to enter into and perform Shareholder’s obligations under this Agreement.

(b)Binding Agreement. This Agreement has been duly executed and delivered by Shareholder and constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of Shareholder’s obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject.

(d)Ownership. Except as otherwise described in Appendix A or in connection with a charitable gift or donation as contemplated by Section 2(a) hereof, the Shares are, and through the term of this Agreement will be, owned beneficially and of record solely by Shareholder. Shareholder has good and marketable title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance. As of the date hereof, Shareholder is the beneficial and record owner of the number of shares of Company Capital Stock set forth on the signature page hereto. Shareholder has and will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition, and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Shareholder on the date of this Agreement and all of the Shares hereafter acquired by Shareholder and owned beneficially or of record by Shareholder during the term of this Agreement. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

(e)Consents and Approvals. Shareholder has taken all actions necessary to approve the actions contemplated by this Agreement. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of Shareholder’s obligations under this Agreement and the consummation by Shareholder of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

(f)Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of Shareholder’s Affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Shareholder to perform Shareholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

4.No Solicitation. Shareholder agrees not to, directly or indirectly, (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than First Foundation) any information or data with respect to the Company or any of its Subsidiaries or otherwise in furtherance of an Acquisition Proposal, or (c) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal.

5.Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to the Company and First Foundation if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, the Company and First Foundation will not have an adequate remedy at law. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy of the Company and First Foundation for any such failure and will not oppose the granting of such relief on the basis that the Company and First Foundation may have an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agree to waive any requirement for, the securing or posting of a bond in connection with the Company or First Foundation seeking or obtaining such equitable relief.

6.Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof and terminate at the Effective Time. In the event the Merger is not consummated and the Merger Agreement is terminated in accordance with its terms (other than as a result of a breach of this Agreement), this Agreement shall be null and void.

7.Stop Transfer Order. In furtherance of this Agreement, Shareholder hereby authorizes and instructs the Company to enter a stop transfer order with respect to all of the Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 6 hereof.

8.Irrevocable Proxy. Shareholder hereby appoints First Foundation and any designee of First Foundation, and each of them individually, until termination of this Agreement pursuant to Section 6 hereof, Shareholder’s proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Section 1 hereof. This proxy and power of attorney is given to secure the performance of the duties of Shareholder under this Agreement. Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Shareholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in Law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Shareholder with respect to the Shares. The power of attorney granted by Shareholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Shareholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

9.Confidentiality. Shareholder agrees to hold any and all material non-public information regarding this Agreement, the Merger and the Merger Agreement in strict confidence, and not to divulge any material non-public information regarding this Agreement, the Merger or the Merger Agreement to any third person, until such time as the Merger has been publicly announced by the Company and First Foundation, at which time Shareholder may only divulge such information as has been publicly disclosed by the Company and First Foundation. Shareholder hereby authorizes the Company and First Foundation to publish and disclose in any announcement or disclosure in connection with the Merger Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement.

10.Capacity as Shareholder. Shareholder is entering into this Agreement in Shareholder’s capacity as the record or beneficial owner of the Shares, and not in Shareholder’s capacity as a director or officer, as applicable, of the Company or any of its Subsidiaries. Nothing in this Agreement (a) will limit or affect any actions or omissions taken by Shareholder in Shareholder’s capacity as a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement, or (b) will be construed to prohibit, limit or restrict Shareholder from exercising fiduciary duties as an officer or director to the Company or its shareholders.

11.Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

12.Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements, in addition to any other relief to which the prevailing party is entitled.

13.Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

14.Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by electronic mail and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to First Foundation:

First Foundation Inc.
200 Crescent Court, Suite 1400
Dallas, TX 75201
Attention: Scott F. Kavanaugh
Email: skavanaugh@ff-inc.com

with a copy (which shall not constitute notice) to:

Sheppard Mullin Richter & Hampton LLP
650 Town Center Drive, 10th Floor
Costa Mesa, CA 92626
Attention: Joshua A. Dean
Email: jdean@sheppardmullin.com

If to the Company:

TGR Financial, Inc.
3560 Kraft Road
Naples, FL 34105
Attention: Gary L. Tice
Email: garytice@ffibank.com

with a copy (which shall not constitute notice) to:

Smith Mackinnon, PA
301 East Pine Street, Suite 750
Orlando, FL 32801
Attention: Jack P. Greeley
Email: jpg7300@aol.com

and

Smith Gambrell & Russell, LLLP
Promenade, Suite 3100
1230 Peachtree Street N.E.
Atlanta, GA 30309
Attention: Terry Ferraro Schwartz
Email: tschwartz@sgrlaw.com

If to Shareholder, at the address of Shareholder appearing on the signature page of this Agreement.

15.Assignment; Binding Effect. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

16.Governing Law; Jurisdiction. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Florida applicable to contracts made and entirely to be performed within such state, without regard to any applicable conflicts of law principles that would require the application of the laws of any other jurisdiction. Any dispute arising under or relating to this Agreement will be litigated in the state or federal courts located in Florida and the parties hereby consent to the exclusive jurisdiction of such courts.

17.Independent Review and Advice. Shareholder represents and warrants that Shareholder has carefully read this Agreement; that Shareholder executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which any party may have with respect to the other parties; that Shareholder has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters, and that Shareholder is entering into this Agreement of Shareholder’s own free will. Shareholder expressly agrees that there are no expectations contrary to this Agreement and no usage of trade or regular practice in the industry shall be used to modify this Agreement. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.

18.Headings. The descriptive headings of the Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

19.Execution and Counterparts. This Agreement may be signed in counterparts, each of which will be considered an original and all such counterparts will be considered and constitute one and the same Agreement. This Agreement, as executed, may be delivered by facsimile transmission, by electronic mail, or by other electronic transmission, and may be transmitted in portable document format (.pdf) or other electronic or facsimile format. Each such executed facsimile, .pdf, or other electronic record shall be considered an original executed counterpart for purposes of this Agreement. Each party to this Agreement (i) agrees that it will be bound by its own Electronic Signature (as such term is defined immediately below), (ii) accepts the Electronic Signature of each other party to this Agreement, and (iii) agrees that such Electronic Signatures shall be the legal equivalent of manual signatures. The term “Electronic Signature” means (a) the signing party’s manual signature on a signature page, converted by the signing party to facsimile or digital form (such as a .pdf file) and received from the signing party’s customary email address, customary facsimile number, or other mutually agreed-upon authenticated source; or (b) the signing party’s digital signature executed using a mutually agreed-upon digital signature service provider and digital signature process.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

FIRST FOUNDATION INC.

By:
Name:
Title:

TGR FINANCIAL, INC.

By:
Name:
Title:

SHAREHOLDER

Name:	Number of Shares Owned
Address:

Appendix A

Exceptions to Representations:

◻ Check the box if the following statement is applicable: Shareholder is the joint beneficial owner of the Shares, together with Shareholder’s spouse.

◻ Check the box if the following statement is applicable: Shareholder has joint voting power over the Shares, together with Shareholder’s spouse.

Other exceptions:

Form of Non-Solicitation, Non-Competition and Confidentiality Agreement

NON-SOLICITATION, NON-COMPETITION AND CONFIDENTIALITY AGREEMENT, dated as of June 2, 2021 (this “Agreement”), by and among First Foundation Inc., a Delaware corporation (“First Foundation”), TGR Financial, Inc., a Florida corporation (the “Company”), and the undersigned key employee or director (“Representative”) of the Company or First Florida Integrity Bank, a Florida state-chartered bank and wholly-owned subsidiary of the Company (“Company Bank”).

WHEREAS, First Foundation and the Company are entering into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (including all annexes, exhibits and schedules thereto, and as it may be amended, the “Merger Agreement”), pursuant to which the Company will merge with and into First Foundation on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, all outstanding shares of Company Capital Stock will be exchanged for shares of First Foundation Common Stock in the manner set forth therein. Unless otherwise indicated, capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement.

WHEREAS, immediately following the Merger, Company Bank will merge with and into First Foundation Bank, a California state-chartered bank and wholly-owned subsidiary of First Foundation (“First Foundation Bank”).

WHEREAS, Representative owns shares of Company Capital Stock, and, as a result, Representative has a material economic interest in the consummation of the Merger.

WHEREAS, in order to induce First Foundation and the Company to enter into the Merger Agreement and consummate the Merger, Representative has agreed to enter into and perform this Agreement.

NOW, THEREFORE, in consideration of the transactions contemplated by the Merger Agreement and the benefits to be derived, directly or indirectly, by Representative under the Merger Agreement, and in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.Acknowledgments by Representative; Support.

(a)Representative acknowledges that, by virtue of his or her positions with the Company and/or Company Bank, he or she has developed considerable expertise in the business operations of the Company and Company Bank, has access to extensive Confidential Information (as defined below) with respect to the Company and Company Bank, and has substantial relationships with prospective or existing customers, clients and referral sources of the Company and Company Bank, which relationships will transition to First Foundation and First Foundation Bank as a result of the Merger. Representative recognizes that the Company, Company Bank, First Foundation and First Foundation Bank could be irreparably damaged, and First Foundation’s substantial investment as a result of its acquisition of the Company and Company Bank in the Merger could be materially impaired, if Representative were to (i) disclose or make unauthorized use of any Confidential Information; (ii) take certain actions relative to employees of the Company or Company Bank; (iii) solicit current or prospective clients, customers, suppliers, agents or certain other Persons; or (iv) compete with First Foundation or First Foundation Bank, in each case in violation of this Agreement. Accordingly, Representative expressly acknowledges that he or she is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to Representative in all respects.

(b)Representative agrees to support and refrain from disparaging the goodwill, business or banking reputation of First Foundation and First Foundation Bank.

2.Confidential Information.

(a)Other than for the benefit of the Company, Company Bank, First Foundation or First Foundation Bank, Representative (i) shall make no use of Confidential Information, or any part thereof, (ii) shall not disclose Confidential Information, or any part thereof, to any other Person, and (iii) shall, upon the request of First Foundation or First Foundation Bank, deliver all documents, reports, drawings, designs, plans, proposals and other tangible evidence of Confidential Information now possessed or hereafter acquired by Representative, to First Foundation and First Foundation Bank. For purposes of this Agreement, “Confidential Information” shall mean all trade secrets and other confidential information, ideas, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales information, financial information, customers, lists of customers and prospective customers, broker lists, potential brokers, rate sheets, plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans, and proposals otherwise pertaining to same, with respect to the Company, Company Bank, First Foundation or First Foundation Bank, plus any non-public personal information on any present or past customer or client of the Company, Company Bank, First Foundation or First Foundation Bank. Notwithstanding the foregoing, “Confidential Information” shall not include any (i) information which is or has become available from an independent third party who learned the information independently and is or was not bound by a confidentiality agreement with respect to such information; or (ii) information readily ascertainable from public, trade or other non-confidential sources (other than as a result, directly or indirectly, of disclosure or other dissemination in violation of an obligation or duty of confidentiality).

(b)Notwithstanding any provision of this Agreement to the contrary, Representative may disclose or reveal any information, whether including in whole or part any Confidential Information, that:

(i)Representative is required to disclose or reveal under any applicable law or regulation, provided Representative makes a good faith request that the confidentiality of the Confidential Information be preserved and, to the extent not prohibited by applicable laws and regulations, gives First Foundation and First Foundation Bank prompt advance notice of such requirement.

(ii)Representative is otherwise required to disclose or reveal by any governmental entity, provided Representative makes a good faith request that the confidentiality of the Confidential Information be preserved and, to the extent not prohibited by applicable laws and regulations, gives First Foundation and First Foundation Bank prompt advance notice of such requirement.

(iii)Upon the advice of Representative’s legal counsel, Representative is compelled to disclose or else stand liable for contempt or suffer other censure or penalty imposed by any governmental entity, provided Representative makes a good faith request that the confidentiality of the Confidential Information be preserved and, to the extent not prohibited by applicable laws and regulations, gives First Foundation and First Foundation Bank prompt advance notice of such requirement.

(c)Pursuant to 18 U.S.C. 1833(b), an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

(d)Representative acknowledges and agrees that any and all trade names and styles used by the Company or Company Bank, and all trademarks, visual designs and logos under which the Company or Company Bank did business (collectively, the “Marks”), are valuable trade names and service marks, the ownership of which will remain with First Foundation and First Foundation Bank upon the Merger. The undersigned agrees that use by any entity, other than First Foundation or First Foundation Bank, of the Marks would both cause public and customer confusion, and dilute the value of First Foundation and First Foundation Bank’s investment. Therefore, the undersigned unconditionally agrees that he or she will not enter into any business arrangement or agreement, whether formal or informal, directly or indirectly, where any Mark is used for the purpose of doing business as a Financial Services provider, or in connection with the sale, promotion or marketing of Financial Services to the public.

3.Non-Solicitation.

(a)In order that First Foundation and First Foundation Bank may have and enjoy the full benefit of ownership of the Company and Company Bank and the business each conducts, including its goodwill, and to protect their substantial relationships with prospective or existing customers and clients and their trade secrets following the Effective Time of the Merger, Representative agrees that during the Applicable Period (as defined below), he or she shall not, directly or indirectly, without the prior written consent of First Foundation and First Foundation Bank, on behalf of any Financial Institution, solicit or aid in the solicitation of Customers or Prospective Customers for Financial Services or induce or attempt to induce any Person who is a Customer, Prospective Customer, supplier, distributor, referral source, officer, consultant or employee of the Company, Company Bank, First Foundation or First Foundation Bank to terminate, reduce or alter such person’s relationships with, or to take any action that would be disadvantageous to, the Company, Company Bank, First Foundation or First Foundation Bank. Nothing contained in this Section 3 is intended to prohibit general advertising or general solicitation not specifically directed at employees or customers of the Company, Company Bank, First Foundation or First Foundation Bank.

(b)As used in this Agreement, the following terms shall have the meanings set forth:

“Applicable Period” shall mean the period commencing on the Effective Time and ending on the later of (i) three (3) years after the Effective Time, or (ii) two (2) years from the date on which Representative is no longer a director, employee or consultant of First Foundation or First Foundation Bank.

“Customer” shall mean any Person with whom the Company or Company Bank has a relationship for Financial Services (as defined below) at any time from the date of the Merger Agreement until immediately prior to the Effective Time of the Merger, and any Person with whom First Foundation or First Foundation Bank has a relationship for Financial Services at any time from and after the Effective Time of the Merger until such time as Representative is no longer a director, employee or consultant of First Foundation or First Foundation Bank.

“Financial Institution” shall mean a “depository institution” as that term is defined in 12 C.F.R. Section 348.2 and any parent, subsidiary or affiliate thereof, and shall also include any state chartered commercial bank, savings bank, trust company, savings and loan association, industrial loan company, or credit union, and any commercial lender (including a lender making loans secured by accounts, real estate or any other collateral) of any kind.

“Financial Services” shall mean the origination, purchasing, selling and servicing of commercial, real estate, residential, construction, SBA and consumer loans; the solicitation and provision of deposit and investment services and services related thereto; and all other services of the Company, First Foundation and their respective Subsidiaries as such exist or are contemplated by such parties as of the Effective Time.

“Prospective Customer” shall mean any Person with whom the Company or Company Bank has actively pursued a relationship for Financial Services at any time within the last twelve months prior to the Effective Time of the Merger, and any Person with whom First Foundation or First Foundation has actively pursued a relationship for Financial Services at any time during which Representative serves as a director, employee or consultant of First Foundation or First Foundation Bank; provided, however, that general solicitation for business by the Company, Company Bank, First Foundation or First Foundation Bank, such as through television or media advertising or community outreach efforts, does not constitute active pursuit of a relationship.

“Restricted Territory” shall mean any county within seventy-five (75) miles of a branch of Company Bank, including the Counties of Broward, Charlotte, Collier, DeSoto, Glades, Hendry, Highlands, Lee, Miami-Dade, Monroe, Palm Beach or Sarasota in the State of Florida.

4.Non-Competition. Without the prior written consent of First Foundation, which consent may be withheld at its sole and absolute discretion, during the Applicable Period, Representative shall not, directly or indirectly, own, manage, operate, control, engage, provide services to, or be employed by, or have any interest in any Person (whether as an employee, officer, director, agent, security holder, creditor, consultant or otherwise and other than in the form of a passive investment not to exceed 5% of the outstanding shares of any class of security or of the total outstanding equity of any company) that engages, in any manner, in the provision of Financial Services in the Restricted Territory. Notwithstanding the foregoing, Representative is not prohibited or restricted from: (i) maintaining or making any investments in any mutual fund, bank or other Financial Services provider as a depositor or passive investor; or (ii) engaging the services of any financial advisor; or (iii) borrowing, on a secured or unsecured basis, from any Person that engages in the provision of Financial Services.

5.Release.

(a)Representative acknowledges that he or she is aware of no existing claim or defense, personal or otherwise, or rights of set off whatsoever that Representative has against the Company, Company Bank, First Foundation and/or First Foundation Bank, except as expressly provided herein. For and in consideration of the consummation of the Merger and the other transactions contemplated by the Merger Agreement, Representative, for himself or herself and on behalf of his or her heirs and assigns (the “Releasing Parties”), releases, acquits and forever discharges the Company, Company Bank, First Foundation and First Foundation Bank and their respective predecessors, successors, assigns, officers, directors, employees, agents and servants, attorneys and accountants, and all persons, natural or corporate, in privity with them or any of them, from any and all known claims or causes of action of any kind whatsoever, at common law, statutory or otherwise, which the Releasing Parties, or any of them, has now existing or that may hereafter arise in respect of any and all agreements and obligations incurred on or prior to the date of this Agreement, or in respect of any event occurring or circumstances existing on or prior to the date of this Agreement (collectively, the “Released Claims”); provided, however, that the Company, Company Bank, First Foundation and First Foundation Bank shall not be released from: (a) any obligations to Representative under or arising out of this Agreement or the Merger Agreement; (b) any rights Representative has as an equity holder of the Company; (c) any claims of Representative arising out of Representative’s relationship as a depositor and/or borrower of Company Bank; (d) any potential claim for indemnification under the articles of incorporation or bylaws of the Company or Company Bank (in each case as in existence on the date of this Agreement) for any matters arising in connection with Representative’s service as a director, officer or employee of the Company or Company Bank relating to acts, circumstances, actions or omissions arising on or prior to the date of this Agreement to the extent such claims have not been asserted or are not known to Representative, and (e) any claims that cannot be released as a matter of law (collectively, the “Excluded Claims”).

(b)Representative further releases the Company, Company Bank, First Foundation and First Foundation Bank from any unknown or unanticipated claims or damages arising out of or relating to the Released Claims (other than the Excluded Claims). For the purpose of effecting a full and complete release, Representative expressly acknowledges that, except for claims arising out of this Agreement (and the Excluded Claims), this Agreement is intended to include in its effect, without limitation, any and all claims or causes of action that Representative does not know of or suspect to exist in Representative’s favor as of the date of this Agreement and that this Agreement contemplates that all such claims and causes of action will be extinguished.

(c)Representative shall execute and deliver to First Foundation and First Foundation Bank a release with the same provisions as set forth in Section 5 from the date of this Agreement through the Effective Time if requested to do so by First Foundation or First Foundation Bank at or after the Effective Time.

(d)It is expressly understood and agreed that the terms hereof are contractual and not merely recitals, and that the agreements herein contained and the consideration herein transferred is to compromise doubtful and disputed claims, and that no releases made or other consideration given hereby or in connection herewith shall be construed as an admission of liability, all liability being expressly denied by the Company, Company Bank, First Foundation and First Foundation Bank. Representative hereby represents and warrants that the consideration hereby acknowledged for entering into this Agreement and the transactions contemplated hereby is greater than the value of all claims, demands, actions and causes of action herein relinquished, released, renounced, abandoned, acquitted, waived and/or discharged, and that this Agreement is in full settlement, satisfaction and discharge of any and all such claims, demands, actions, and causes of action that Representative may have or be entitled to against the Company, Company Bank, First Foundation and First Foundation Bank and its predecessors, assigns, legal representatives, officers, directors, employees, attorneys and agents except as set forth in Section 5 hereof.

6.Independence of Obligations. The covenants of Representative set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Representative, on the one hand, and the Company, Company Bank, First Foundation or First Foundation Bank, on the other; and the existence of any claim or cause of action by Representative against the Company, Company Bank, First Foundation or First Foundation Bank shall not constitute a defense to the enforcement of such covenants against Representative.

7.Equitable Relief. Representative acknowledges and agrees that irreparable injury could result to First Foundation in the event of a breach of any of the provisions of this Agreement and that First Foundation will have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of this Agreement, and in addition to any other legal or equitable remedy First Foundation may have, First Foundation shall be entitled to the entry of a temporary restraining order, preliminary injunction and a permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction, to restrain the violation or breach thereof by Representative or any affiliates, agents or any other Persons acting for or with Representative in any capacity whatsoever, and Representative submits to the jurisdiction of such court in any such action. In addition, after discussing the matter with Representative, First Foundation shall have the right to inform any third party that First Foundation reasonably believes to be, or to be contemplating, participating with Representative or receiving from Representative assistance in violation of this Agreement, of the terms of this Agreement and of the rights of First Foundation hereunder, and that participation by any such Persons with Representative in activities in violation of Representative’s agreement with First Foundation set forth in this Agreement may give rise to claims by First Foundation against such Person(s).

8.Extension of Term of Restrictive Covenant. If Representative violates any restrictive covenant contained in Sections 1 through 4, and if any action to specifically enforce or enjoin the violation of a restrictive covenant contained in Sections 1 through 4 is pending in a court of competent jurisdiction, then the term of such restrictive covenant will be extended by adding to it the number of days that Representative’s violation continues and the number of days during which such court action is pending only if and when the court grants specific performance or injunctive relief to the party seeking such relief; provided, however, that the maximum aggregate number of days which may be added to the term of the restrictive covenant as a result of the foregoing is 365 days or as permitted by applicable law. If there are both a violation and a pending court action, then the number of days that each continues will be added to the term of such restrictive covenants, but days on which both continue will be counted only once.

9.Termination. This Agreement shall terminate automatically without further action in the event that the Merger Agreement is terminated prior to the Effective Time in accordance with its terms. Unless sooner terminated under the immediately preceding sentence, the obligations of Representative under Sections 1(b), 2(a) and 2(d) of this Agreement shall survive the termination of this Agreement, and the obligations of Representative under Sections 3 and 4 of this Agreement shall terminate at the end of the Applicable Period.

10.Confidentiality. Representative agrees to hold any and all material non-public information regarding this Agreement, the Merger and the Merger Agreement in strict confidence, and not to divulge any material non-public information regarding this Agreement, the Merger or the Merger Agreement to any third person, until such time as the Merger has been publicly announced by the Company and First Foundation, at which time Representative may only divulge such information as has been publicly disclosed by the Company and First Foundation. Representative hereby authorizes the Company and First Foundation to publish and disclose in any announcement or disclosure in connection with the Merger Representative’s identity and the nature of Representative’s obligations under this Agreement.

11.Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

12.Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements, in addition to any other relief to which the prevailing party is entitled.

13.Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be construed and deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid, reasonable, and enforceable under applicable law. If any provision of this Agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

14.Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by electronic mail and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to First Foundation:

First Foundation Inc.
200 Crescent Court, Suite 1400
Dallas, TX 75201
Attention: Scott F. Kavanaugh
Email: skavanaugh@ff-inc.com

with a copy (which shall not constitute notice) to:

Sheppard Mullin Richter & Hampton LLP
650 Town Center Drive, 10th Floor
Costa Mesa, CA 92626
Attention: Joshua A. Dean
Email: jdean@sheppardmullin.com

If to the Company:

TGR Financial, Inc.
3560 Kraft Road
Naples, FL 34105
Attention: Gary L. Tice
Email: garytice@ffibank.com

with a copy (which shall not constitute notice) to:

Smith Mackinnon, PA
301 East Pine Street, Suite 750
Orlando, FL 32801

Attention: Jack P. Greeley
Email: jpg7300@aol.com

and

Smith Gambrell & Russell, LLLP
Promenade, Suite 3100
1230 Peachtree Street N.E.
Atlanta, GA 30309
Attention: Terry Ferraro Schwartz
Email: tschwartz@sgrlaw.com

If to Representative, at the address of Representative appearing on the signature page of this Agreement.

15.Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, the heirs and legal representatives of Representative and the successors and assigns of the Company and First Foundation. Representative shall not be entitled to assign his or her obligations hereunder. The Company and First Foundation may each assign its rights under this Agreement to any Person or its/their affiliates.

16.Governing Law; Jurisdiction. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Florida applicable to contracts made and entirely to be performed within such state, without regard to any applicable conflicts of law principles that would require the application of the laws of any other jurisdiction. Any dispute arising under or relating to this Agreement will be litigated in the state or federal courts located in Florida and the parties hereby consent to the exclusive jurisdiction of such courts.

17.Independent Review and Advice. Representative represents and warrants that he or she has carefully read this Agreement; that Representative executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which any party may have with respect to the other parties; that Representative has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters, and that Representative is entering into this Agreement of Representative’s own free will. Representative expressly agrees that there are no expectations contrary to this Agreement and no usage of trade or regular practice in the industry shall be used to modify this Agreement. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.

18.Headings. The descriptive headings of the Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

19.Execution and Counterparts. This Agreement may be signed in counterparts, each of which will be considered an original and all such counterparts will be considered and constitute one and the same Agreement. This Agreement, as executed, may be delivered by facsimile transmission, by electronic mail, or by other electronic transmission, and may be transmitted in portable document format (.pdf) or other electronic or facsimile format. Each such executed facsimile, .pdf, or other electronic record shall be considered an original executed counterpart for purposes of this Agreement. Each party to this Agreement (i) agrees that it will be bound by its own Electronic Signature (as such term is defined immediately below), (ii) accepts the Electronic Signature of each other party to this Agreement, and (iii) agrees that such Electronic Signatures shall be the legal equivalent of manual signatures. The term “Electronic Signature” means (a) the signing party’s manual signature on a signature page, converted by the signing party to facsimile or digital form (such as a .pdf file) and received from the signing party’s customary email address, customary facsimile number, or other mutually agreed-upon authenticated source; or (b) the signing party’s digital signature executed using a mutually agreed-upon digital signature service provider and digital signature process.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

FIRST FOUNDATION INC.

By:
Name:
Title:

TGR FINANCIAL, INC.

By:
Name:
Title:

REPRESENTATIVE

Name:
Address:

Form of First Foundation Voting Agreement

VOTING AGREEMENT, dated as of June 2, 2021 (this “Agreement”), by and among First Foundation Inc., a Delaware corporation (“First Foundation”), TGR Financial, Inc., a Florida corporation (the “Company”), and the undersigned stockholder of First Foundation (“Stockholder”).

WHEREAS, First Foundation and the Company are entering into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (including all annexes, exhibits and schedules thereto, and as it may be amended, the “Merger Agreement”), pursuant to which the Company will merge with and into First Foundation on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, all outstanding shares of Company Capital Stock will be exchanged for shares of First Foundation Common Stock in the manner set forth therein. Unless otherwise indicated, capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement.

WHEREAS, immediately following the Merger, First Florida Integrity Bank, a Florida state-chartered bank and wholly-owned subsidiary of the Company, will merge with and into First Foundation Bank, a California state-chartered bank and wholly-owned subsidiary of First Foundation.

WHEREAS, Stockholder owns the shares of First Foundation Common Stock identified on the signature page hereto (such shares, together with all shares of capital stock, if any, subsequently acquired by Stockholder during the term of this Agreement, being referred to as the “Shares”).

WHEREAS, in order to induce the Company and First Foundation to enter into the Merger Agreement and consummate the Merger, Stockholder has agreed to enter into and perform this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.Agreement to Vote Shares. At every meeting of the stockholders of First Foundation called, and at every postponement, recess, adjournment or continuation thereof, and on every action, consent or approval (including by written consent) of the stockholders of First Foundation, Stockholder agrees to vote, or cause to be voted, or give consent with respect to, all of the Shares (a) in favor of (i) approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (ii) approval of the issuance of shares of First Foundation Common Stock in connection with the Merger, and (iii) any other matter that is required to be approved by the stockholders of First Foundation to facilitate the transactions contemplated by the Merger Agreement; (b) against (i) any proposal made in opposition to approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, or in competition with the Merger or the transactions contemplated by the Merger Agreement, (ii) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of First Foundation under the Merger Agreement or Stockholder under this Agreement, and (iii) any proposal, transaction, agreement, amendment of the First Foundation Certificate or First Foundation Bylaws or other action, in each case which could reasonably be expected to prevent, impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the consummation of the Merger or the other transactions contemplated by the Merger Agreement or the fulfillment of the conditions under the Merger Agreement; and (c) as directed by First Foundation with respect to any postponement, recess, adjournment, continuation or other procedural matter at any meeting of the stockholders of First Foundation relating to any of the matters set forth in the foregoing clauses (a) or (b). Any such vote shall be cast (or consent shall be given) by Stockholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent).

2.Transfer of Shares.

(a)Prohibition on Transfers of Shares; Other Actions. Stockholder hereby agrees that while this Agreement is in effect, Stockholder shall not, except with the prior written approval of the Company and First Foundation, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, except for charitable gifts or donations where the recipient enters into a voting agreement binding the recipient to vote its shares in the manner provided in Section 1 hereof, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with Stockholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Stockholder’s power, authority and ability to comply with and perform Stockholder’s covenants and obligations under this Agreement, provided however, that this Agreement shall not prohibit Stockholder from (x) disposing of or surrendering to First Foundation shares underlying any equity award issued by First Foundation in connection with the vesting or exercise of such equity award for the payment of taxes thereon, if any, or (y) transferring and delivering Shares to any member of Stockholder’s immediate family or to a trust for the benefit of Stockholder or upon the death of Stockholder; provided that such a transfer shall only be permitted if, as a precondition to such transfer, the transferee enters into a voting agreement binding the recipient to vote its shares in the manner provided in Section 1 hereof. Once the First Foundation Stockholder Approval has been obtained, the prohibitions provided for in this Section 2 shall no longer apply to Stockholder.

(b)Transfer of Voting Rights. Stockholder hereby agrees that while this Agreement is in effect, Stockholder shall not deposit any Shares in a voting trust or, other than this Agreement, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

3.Representations and Warranties of Stockholder. Stockholder represents and warrants to the Company and First Foundation that the following statements are true and correct and not misleading:

(a)Capacity. Stockholder has all requisite capacity and authority to enter into and perform Stockholder’s obligations under this Agreement.

(b)Binding Agreement. This Agreement has been duly executed and delivered by Stockholder and constitutes the valid and legally binding obligation of Stockholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)Non-Contravention. The execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of Stockholder’s obligations hereunder and the consummation by Stockholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Stockholder is a party or by which Stockholder is bound, or any statute, rule or regulation to which Stockholder is subject.

(d)Ownership. Except as otherwise described in Appendix A or in connection with a charitable gift or donation or other transaction permitted under Section 2(a) hereof, the Shares are, and through the term of this Agreement will be, owned beneficially and of record solely by Stockholder. Stockholder has good and marketable title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance. As of the date hereof, Stockholder is the beneficial and record owner of the number of shares of First Foundation Common Stock set forth on the signature page hereto. Stockholder has and will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition, and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Stockholder on the date of this Agreement and all of the Shares hereafter acquired by Stockholder and owned beneficially or of record by Stockholder during the term of this Agreement. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

(e)Consents and Approvals. Stockholder has taken all actions necessary to approve the actions contemplated by this Agreement. The execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of Stockholder’s obligations under this Agreement and the consummation by Stockholder of the transactions contemplated hereby will not, require Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

(f)Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Stockholder, threatened against or affecting Stockholder or any of Stockholder’s Affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Stockholder to perform Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

4.Specific Performance and Remedies. Stockholder acknowledges that it will be impossible to measure in money the damage to the Company and First Foundation if Stockholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, the Company and First Foundation will not have an adequate remedy at law. Accordingly, Stockholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy of the Company and First Foundation for any such failure and will not oppose the granting of such relief on the basis that the Company and First Foundation may have an adequate remedy at law. Stockholder agrees that Stockholder will not seek, and agree to waive any requirement for, the securing or posting of a bond in connection with the Company or First Foundation seeking or obtaining such equitable relief.

5.Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof and terminate at the Effective Time. In the event the Merger is not consummated and the Merger Agreement is terminated in accordance with its terms (other than as a result of a breach of this Agreement), this Agreement shall be null and void.

6.Stop Transfer Order. In furtherance of this Agreement, Stockholder hereby authorizes and instructs First Foundation to enter a stop transfer order with respect to all of the Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 5 hereof.

7.Confidentiality. Stockholder agrees to hold any and all material non-public information regarding this Agreement, the Merger and the Merger Agreement in strict confidence, and not to divulge any material non-public information regarding this Agreement, the Merger or the Merger Agreement to any third person, until such time as the Merger has been publicly announced by the Company and First Foundation, at which time Stockholder may only divulge such information as has been publicly disclosed by the Company and First Foundation. Stockholder hereby authorizes the Company and First Foundation to publish and disclose in any announcement or disclosure in connection with the Merger Stockholder’s identity and ownership of the Shares and the nature of Stockholder’s obligations under this Agreement.

8.Capacity as Stockholder. Stockholder is entering into this Agreement in Stockholder’s capacity as the record or beneficial owner of the Shares, and not in Stockholder’s capacity as a director or officer, as applicable, of First Foundation or any of its Subsidiaries. Nothing in this Agreement (a) will limit or affect any actions or omissions taken by Stockholder in Stockholder’s capacity as a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement, or (b) will be construed to prohibit, limit or restrict Stockholder from exercising fiduciary duties as an officer or director to First Foundation or its stockholders.

9.Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

10.Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements, in addition to any other relief to which the prevailing party is entitled.

11.Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

12.Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by electronic mail and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to First Foundation:

First Foundation Inc.
200 Crescent Court, Suite 1400
Dallas, TX 75201
Attention: Scott F. Kavanaugh
Email: skavanaugh@ff-inc.com

with a copy (which shall not constitute notice) to:

Sheppard Mullin Richter & Hampton LLP
650 Town Center Drive, 10th Floor
Costa Mesa, CA 92626
Attention: Joshua A. Dean
Email: jdean@sheppardmullin.com

If to the Company:

TGR Financial, Inc.
3560 Kraft Road
Naples, FL 34105
Attention: Gary L. Tice
Email: garytice@ffibank.com

with a copy (which shall not constitute notice) to:

Smith Mackinnon, PA
301 East Pine Street, Suite 750
Orlando, FL 32801
Attention: Jack P. Greeley
Email: jpg7300@aol.com

and

Smith Gambrell & Russell, LLLP
Promenade, Suite 3100
1230 Peachtree Street N.E.
Atlanta, GA 30309
Attention: Terry Ferraro Schwartz
Email: tschwartz@sgrlaw.com

If to Stockholder, at the address of Stockholder appearing on the signature page of this Agreement.

13.Assignment; Binding Effect. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

14.Governing Law; Jurisdiction. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and entirely to be performed within such state, without regard to any applicable conflicts of law principles that would require the application of the laws of any other jurisdiction. Any dispute arising under or relating to this Agreement will be litigated in the state or federal courts located in Delaware and the parties hereby consent to the exclusive jurisdiction of such courts.

15.Independent Review and Advice. Stockholder represents and warrants that Stockholder has carefully read this Agreement; that Stockholder executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which any party may have with respect to the other parties; that Stockholder has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters, and that Stockholder is entering into this Agreement of Stockholder’s own free will. Stockholder expressly agrees that there are no expectations contrary to this Agreement and no usage of trade or regular practice in the industry shall be used to modify this Agreement. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.

16.Headings. The descriptive headings of the Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

17.Execution and Counterparts. This Agreement may be signed in counterparts, each of which will be considered an original and all such counterparts will be considered and constitute one and the same Agreement. This Agreement, as executed, may be delivered by facsimile transmission, by electronic mail, or by other electronic transmission, and may be transmitted in portable document format (.pdf) or other electronic or facsimile format. Each such executed facsimile, .pdf, or other electronic record shall be considered an original executed counterpart for purposes of this Agreement. Each party to this Agreement (i) agrees that it will be bound by its own Electronic Signature (as such term is defined immediately below), (ii) accepts the Electronic Signature of each other party to this Agreement, and (iii) agrees that such Electronic Signatures shall be the legal equivalent of manual signatures. The term “Electronic Signature” means (a) the signing party’s manual signature on a signature page, converted by the signing party to facsimile or digital form (such as a .pdf file) and received from the signing party’s customary email address, customary facsimile number, or other mutually agreed-upon authenticated source; or (b) the signing party’s digital signature executed using a mutually agreed-upon digital signature service provider and digital signature process.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

FIRST FOUNDATION INC.

By:
Name:
Title:

TGR FINANCIAL, INC.

By:
Name:
Title:

STOCKHOLDER

Name:	Number of Shares Owned
Address:

Appendix A

Exceptions to Representations:

◻  Check the box if the following statement is applicable: Stockholder is the joint beneficial owner of the Shares, together with Stockholder’s spouse.

◻  Check the box if the following statement is applicable: Stockholder has joint voting power over the Shares, together with Stockholder’s spouse.

Other exceptions:

Form of Bank Merger Agreement

BANK MERGER AGREEMENT, dated as of [•], 2021 (“Bank Merger Agreement”), by and between First Florida Integrity Bank (“Company Bank”) and First Foundation Bank (“First Foundation Bank”).

WHEREAS, Company Bank is a Florida state-chartered bank and a wholly-owned subsidiary of TGR Financial, Inc., a Florida corporation (the “Company”), which has its principal place of business in Naples, Florida;

WHEREAS, First Foundation Bank is a California state-chartered bank and a wholly-owned subsidiary of First Foundation Inc., a Delaware corporation (“First Foundation”), which has its principal place of business in Irvine, California;

WHEREAS, First Foundation and the Company have entered into an Agreement and Plan of Merger and Reorganization, dated as of June 2, 2021 (the “Plan of Merger”), pursuant to which the Company will merge with and into First Foundation, with First Foundation as the surviving corporation (the “Parent Merger”); and

WHEREAS, the Boards of Directors of Company Bank and First Foundation Bank have approved and deemed it advisable to consummate the merger provided for herein in which Company Bank would merge with and into First Foundation Bank on the terms and conditions herein provided immediately following the effective time of the Parent Merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1.The Merger. Subject to the terms and conditions of this Bank Merger Agreement, at the Effective Time, Company Bank shall merge with and into First Foundation Bank (the “Merger”) under the laws of the State of California. First Foundation Bank shall be the surviving corporation in the Merger (the “Surviving Bank”) and the separate existence of Company Bank shall cease.

2.Articles of Incorporation and Bylaws. The Articles of Incorporation and the Bylaws of First Foundation Bank in effect immediately prior to the Effective Time shall be the governing documents of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.

3.Name; Offices. The name of the Surviving Bank shall be “First Foundation Bank.” The main office of the Surviving Bank shall be the main office of First Foundation Bank immediately prior to the Effective Time. All branch offices of Company Bank and First Foundation Bank which were in lawful operation immediately prior to the Effective Time shall continue to be the branch offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices which may be authorized by Company Bank and First Foundation Bank and applicable regulatory authorities after the date hereof.

4.Directors and Executive Officers. The directors and executive officers of the Surviving Bank immediately after the Merger shall be the directors and executive officers of First Foundation Bank immediately prior to the Merger.

5.Effectiveness of Merger. The Merger shall become effective on the date and at the time that this Bank Merger Agreement, as certified by the California Secretary of State, is filed with the California Department of Financial Protection and Innovation—Division of Financial Institutions, or as set forth in such filing as provided in Section 4887(b) of the California Financial Code (the “Effective Time”).

6.Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the General Corporation Law of the State of California. Without limiting the generality of the foregoing and subject thereto, at the Effective Time:

(a)all rights, franchises and interests of Company Bank in and to every type of property (real, personal and mixed), tangible and intangible, and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interest were held or enjoyed by Company Bank immediately prior to the Effective Time; and

(b)the Surviving Bank shall be liable for all liabilities of Company Bank, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of Company Bank shall be preserved unimpaired; after the Effective Time, the Surviving Bank will continue to issue savings accounts on the same basis as immediately prior to the Effective Time.

7.Effect on Shares of Stock.

(a)Company Bank. As of the Effective Time, each share of Company Bank common stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled without consideration. Any shares of Company Bank common stock held in the treasury of Company Bank prior to the Effective Time shall be retired and cancelled.

(b)First Foundation Bank. Each share of First Foundation Bank common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

8.Counterparts. This Bank Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

9.Governing Law. This Bank Merger Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the State of California.

10.Amendment. Subject to applicable law, this Bank Merger Agreement may be amended, modified or supplemented only by written agreement of First Foundation Bank and Company Bank at any time prior to the Effective Time.

11.Waiver. Any of the terms or conditions of this Bank Merger Agreement may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

12.Assignment. This Bank Merger Agreement may not be assigned by any party hereto without the prior written consent of the other party.

13.Termination. This Bank Merger Agreement shall terminate upon the termination of the Plan of Merger prior to the Effective Time in accordance with its terms. The Bank Merger Agreement may also be terminated at any time prior to the Effective Time by an instrument executed by Company Bank and First Foundation Bank.

14.Condition Precedent. The Merger and the obligations of the parties under this Bank Merger Agreement shall be subject to the consummation of the Parent Merger pursuant to the Plan of Merger on or before the Effective Time.

15.Entire Agreement. Except as otherwise set forth in this Bank Merger Agreement and the Plan of Merger, the Plan of Merger and this Bank Merger Agreement (including the documents and the instruments referred to herein) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. To the extent of a conflict between the terms of the Agreement and the terms of this Bank Merger Agreement, the terms of the Plan of Merger shall control.

[Signature page follows]

IN WITNESS WHEREOF, each of First Foundation Bank and Company Bank has caused this Bank Merger Agreement to be executed on its behalf by its duly authorized officers.

FIRST FOUNDATION BANK

By:
Name:
Title:

By:
Name:
Title:

FIRST FLORIDA INTEGRITY BANK

By:
Name:
Title:

By:
Name:
Title: